Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

SECURITY CAPITAL SELF STORAGE INCORPORATED

as Seller,

EXTRA SPACE STORAGE LLC

PRISA SELF STORAGE LLC

PRISA II SELF STORAGE LLC

PRISA III SELF STORAGE LLC

VRS SELF STORAGE LLC

WCOT SELF STORAGE LLC

and

EXTRA SPACE STORAGE LP

as Purchaser Parties

and

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Dated May 5, 2005

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TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

EXHIBITS AND SCHEDULES

Exhibit A	-	Definitions
Exhibit B	-	Properties
Exhibit C	-	Transaction Steps
Exhibit D	-	Form of Reorganization Agreement
Exhibit E	-	Form of Parent Guaranty
Exhibit F	-	Baseline Balance Sheet
Exhibit G	-	Balance Sheet Principles
Exhibit H		Matters Relating to Property #502
Exhibit I		Matters Relating to Property #736
Exhibit J		Matters Relating to Property #395

Exhibit 2.3(a)	-	Form of Title Affidavit

Schedule 2.3(c)	-	Permitted Encumbrances
Schedule 3.2(a)	-	Conflicts
Schedule 3.2(b)	-	Consents and Approvals
Schedule 3.3(a)	-	List of Subsidiaries
Schedule 3.3(e)	-	Ownership Encumbrances
Schedule 3.3(f)	-	Outstanding Options and Warrants of Core Subsidiaries
Schedule 3.5(a)	-	Ownership of Properties
Schedule 3.5(b)	-	Restrictions on Sale of Core Properties
Schedule 3.5(g)	-	Core Properties under Development
Schedule 3.5(h)	-	Ground Leases and Building Leases
Schedule 3.5(i)	-	Space Leases
Schedule 3.6	-	Financial Statements
Schedule 3.7(b)	-	Material Adverse Change
Schedule 3.9	-	Litigation
Schedule 3.10(a)	-	Tax Returns
Schedule 3.10(b)	-	Extension of Statute of Limitations; Rulings
Schedule 3.10(e)	-	Core Subsidiaries Affiliates
Schedule 3.10(i)	-	Non-Disregarded Entities
Schedule 3.11	-	Employees
Schedule 3.12	-	Employee Benefit Plans
Schedule 3.13	-	Condemnation Proceedings
Schedule 3.14	-	Environmental Reports
Schedule 3.15(a)	-	Material Contracts
Schedule 3.15(d)	-	Tax Protection Agreements
Schedule 3.16(a)	-	Existing Loans
Schedule 3.16(b)	-	Loans affecting Non-Core Properties
Schedule 3.16(c)	-	Franchise Loans
Schedule 3.17	-	Purchase Rights
Schedule 3.19(b)	-	Intellectual Property
Schedule 3.20	-	Insurance
Schedule 3.21	-	Compliance with Restrictions
Schedule 3.22	-	Affiliate Contracts
Schedule 3.23		List of Seller Knowledge Persons
Schedule 4.2(b)	-	Purchaser Consents

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EXHIBITS AND SCHEDULES

(continued)

Schedule 5.1	-	Conduct of Business Covenants Exceptions
Schedule 5.1(f)(i)	-	Proposed and Pending Transactions
Schedule 5.1(f)(ii)	-	Self Storage Business Facilities to be Opened or Closed
Schedule 5.1(f)(v)	-	Modifications of Material Contracts
Schedule 5.1(f)(vi)	-	Proposed and/or Pending Transactions to Sell any Purchased Interests
Schedule 6.1(a)	-	Ground Lease Consents
Schedule 8.4(g)	-	Third Party Consents

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 5, 2005, is entered into by and among Security Capital Self Storage Incorporated, a Delaware corporation (“Seller”), on the one hand, and Extra Space Storage LLC, a Delaware limited liability company (“Purchaser A”), PRISA Self Storage LLC, a Delaware limited liability company (“Purchaser B”), PRISA II Self Storage LLC, a Delaware limited liability company (“Purchaser C”), PRISA III Self Storage LLC, a Delaware limited liability company (“Purchaser D”), VRS Self Storage LLC, a Delaware limited liability company (“Purchaser E”), WCOT Self Storage LLC, a Delaware limited liability company (“Purchaser F”), (collectively on a several basis, together with their designees permitted pursuant to this Agreement, “Purchaser”), Extra Space Storage LP, a Delaware limited partnership (“Investor A” and, collectively with Purchaser, the “Purchaser Parties”) and The Prudential Insurance Company of America, a New Jersey corporation (“Investor B”), on the other hand. The terms used in this Agreement are defined in Exhibit A.

RECITALS:

A. Seller, directly and indirectly through SUSA Partnership, L.P., a Tennessee limited partnership (“SUSA”), and its other Subsidiaries is engaged in the business of owning, managing, developing, marketing, leasing, franchising, financing and operating a portfolio of self storage facilities described on Exhibit B as such Exhibit B may be amended to reflect Dropped Properties or Properties which otherwise cease to be included in the Transfer in accordance with the terms of this Agreement and the Exhibits hereto (the “Properties”) and certain associated ancillary businesses (collectively, the “Self Storage Business”).

B. Seller desires to sell to Purchaser (or Purchaser’s designees) all of its Interests in New SUSA, SUSA Management, Inc., SUSA Finance Corp., Storage USA Franchise Corp., SUSA Kentucky, Inc., Storage USA, L.L.C., Storage USA Stone Mountain LLC, and SUSA Holdings LP, as described in Section 1.4 (each such entity, a “Purchased Entity,” and the interests therein, collectively, the “Purchased Interests”), and Purchaser desires to purchase and acquire from Seller the Purchased Interests, in each case as more particularly provided on Exhibit C.

C. Immediately prior to the consummation of the Transfer pursuant to this Agreement, Seller will cause SUSA to consummate certain restructuring transactions (collectively, the “Restructuring”) pursuant to which, among other things, (1) SUSA will (i) form a wholly-owned subsidiary limited liability company (“New SUSA”) and (ii) transfer and contribute to New SUSA or wholly-owned subsidiaries of New SUSA substantially all of SUSA’s interests in the partnerships, corporations and/or other entities, properties or assets held by SUSA immediately prior to such contribution (as described in Exhibit C and the Reorganization Agreement by and between SUSA and New SUSA, the form of which is attached as Exhibit D hereto (the “Reorganization Agreement”)) in exchange for all of the membership interests in New SUSA and the assumption of the obligations and liabilities of SUSA incurred through the time of such contribution, excluding the senior unsecured debt of SUSA, all as set forth in Exhibit C and the Reorganization Agreement (collectively, the “Contribution Transaction”), and (2) SUSA will distribute on a pro rata basis to the partners of SUSA all of the membership interests in New SUSA, as described in Exhibit C and the Reorganization Agreement (the “Distribution Transaction”).

D. Concurrently with the consummation of the Transfer pursuant to this Agreement, Investor A will purchase for cash or will exchange for units of limited partner interest in Investor A, the interests in New SUSA received by the Outside Partners pursuant to the Distribution Transaction who elect to sell or exchange their interests, as more particularly described herein, which purchase and exchange will be subject to and close concurrently with the Closing hereunder.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained herein, the parties hereto hereby agree as follows:

I. PURCHASE OF INTERESTS AND PROPERTIES

1.1 Contribution Transaction. Upon the terms and subject to the conditions set forth in Exhibit C and the Reorganization Agreement, Seller shall cause SUSA to consummate the Contribution Transaction immediately prior to the Closing hereunder.

1.2 Distribution Transaction. Upon the terms and subject to the conditions set forth in Exhibit C and the Reorganization Agreement, Seller shall consummate the Distribution Transaction immediately following consummation of the Contribution Transaction. In the Distribution Transaction, holders of common units in SUSA will receive one unit of New SUSA in exchange for each common unit in SUSA held by them.

1.3 Offers to Purchase or Exchange New SUSA Interests.

(a) As soon as reasonably practicable following the date hereof, Seller shall cause SUSA to convey an offer by Investor A to the Outside Partners to exchange the interests in New SUSA that they shall receive pursuant to the Reorganization Agreement for either (i) cash in an amount per common unit in New SUSA equal to the Adjusted Exchange Value (the “Purchase Offer”) or (ii) with respect to Eligible Outside Partners, a number of common units of limited partner interest in Investor A (“OP Units”) per common unit in New SUSA equal to the Adjusted Exchange Value divided by the Average Closing Price (the “Exchange Offer” and together with the Purchase Offer, the “LP Offer”). The “Average Closing Price” of the OP Units shall mean the average of the closing prices on the New York Stock Exchange of shares of common stock of Extra Space Storage Inc. as reported in The Wall Street Journal for each of the ten consecutive Trading Days in the period ending three Trading Days prior to the Closing Date. “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading. Outside Partners who do not timely and properly accept the LP Offer in accordance with the procedures outlined below shall retain their interests in New SUSA that they shall receive pursuant to the Reorganization Agreement. “Eligible Outside Partner” means an Outside Partner who, in Investor A’s reasonable judgment, qualifies as an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), based on Investor A’s review of such Outside Partner’s responses to the Consideration Election Form and such other customary matters as may be reasonably taken into account by Investor A. No fractional OP Units shall be issued to any Eligible Outside Partner in the Exchange Offer. Instead, the number of OP Units to be issued to each Outside Partner in the Exchange Offer shall be rounded to the nearest whole number of OP Units, with one-half of the OP Unit being rounded up to a whole OP Unit.

(b) The OP Units to be issued in the Exchange Offer shall not be redeemable by the holders thereof for a period of one-year following the date of the closing of the Exchange Offer. Outside Partners shall be offered the opportunity to enter into a registration rights agreement (the “Registration Rights Agreement”) covering the resale by them of shares of common stock issued by Extra Space Storage Inc. upon redemption of such OP Units, in the mutually agreed upon form. The Registration Rights Agreement shall require Extra Space Storage Inc. to use commercially reasonable efforts to file a shelf registration statement with the Securities and Exchange Commission no later than one year after the date of such agreement and shall otherwise be in a form that is substantially similar to the registration rights agreement, dated as of August 17, 2004, among Extra Space Storage Inc. and the persons listed on Schedule 1 thereto.

(c) The LP Offer shall be conveyed to the Outside Partners through a mailing by Seller, as soon as reasonably practicable following the date hereof, of certain disclosure documents which shall consist of a Transaction Information Statement (the “Transaction Information Statement”) and a Confidential Private Offering Memorandum of Investor A (the “Confidential Private Offering Memorandum” and, together with the Transaction Information Statement, the “Offer Documents”). The Offer Documents shall be mailed to Outside Partners as a single package and shall be accompanied by the Consideration Election Form and such other documents that Seller and Investor A determine are reasonably required to enable the Outside Partners to consider, accept or reject the Purchase Offer and for Eligible Outside Partners to consider, accept or reject the Exchange Offer.

(d) The Transaction Information Statement shall be prepared by Seller, as soon as reasonably practicable following the date hereof, and shall be subject to the prior review, comment and consent of Investor A (not to be unreasonably withheld or delayed). The Transaction Information Statement shall consist of information relating to the Self Storage Business, the terms of this Agreement, the terms of the Restructuring, including the Contribution Transaction and the Distribution Transaction, the reasons that Seller has undertaken the transaction and entered into this Agreement, the eligibility requirements for participation in the Exchange Offer, a description of the LP Offer, a comparison of the interests in New SUSA and its operating agreement to the existing SUSA units and the SUSA operating agreement, and such other information (including tax disclosure reasonably acceptable to both Seller and Investor A) customarily included in disclosure documents of this nature (other than information designated for inclusion in the Confidential Offering Memorandum) that Seller and Investor A reasonably determine to include in such Transaction Information Statement. The Transaction Information Statement shall also include, to the extent reasonably available at the time of mailing, income statements of SUSA for each of the years in the three-year period ended December 31, 2004, and for the quarterly periods ended March 31, 2004 and 2005, a balance sheet of SUSA as of December 31, 2003 and 2004 and a balance sheet of SUSA as of March 31, 2005. Seller agrees that (i) all of such financial statements shall be prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and shall fairly present, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) consistent with past practices, the results of operations and the consolidated financial position of SUSA and its subsidiaries, taken as a whole, for their respective periods and as of their respective dates and (ii) the annual income statements and the year end balance sheets shall be accompanied by the audit report of KPMG. Seller shall arrange for KPMG to consent to the inclusion of all of such financial statements and such reports in the Transaction Information Statements.

(e) The Confidential Private Offering Memorandum shall be prepared by Investor A, as soon as reasonably practicable following the date hereof and shall be subject to the prior review, comment and consent of Seller and Investor B (not to be unreasonably withheld or delayed). The Confidential Private Offering Memorandum shall include or incorporate by reference information relating to the business of Investor A, the eligibility requirements for participation in the LP Offer, a description of the LP Offer, a comparison of the interests in New SUSA and its operating agreement to the OP Units and the partnership agreement of Investor A, a description of the capital stock and related matters of Maryland law relating to Extra Space Storage Inc., the qualification of Extra Space Storage Inc. as a REIT for federal income tax purposes and such other information customarily included in disclosure documents of this nature (other than information designated for inclusion in the Transaction Information Statement) as Seller and Investor A reasonably determine to include in such Confidential Offering Memorandum. The Confidential Private Offering Memorandum shall also include or incorporate by reference, to the extent reasonably available at the time of mailing, financial statements of Extra Space Storage Inc. and its predecessor for each of the years in the three-year period ended December 31, 2004, and for the quarterly periods ended March 31, 2004 and 2005, a balance sheet of Extra Space Storage Inc. and its predecessor as of December 31, 2003 and 2004 and a balance sheet of Extra Space Storage Inc. and its predecessor as of March 31, 2005. Investor A agrees that (i) all of such financial statements shall be prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and shall fairly present, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) consistent with past practices, the results of operations and the consolidated financial position of Extra Space Storage Inc. and its subsidiaries, taken as a whole, for their respective periods and as of their respective dates. In addition, the Confidential Private Offering Memorandum shall include pro forma financial statements of Extra Space Storage Inc., giving effect to the transactions contemplated by this Agreement, including the financing required for such transactions. Such pro forma financial statements shall consist of pro forma income statements for the annual period ended December 31, 2004 and the quarterly period ended March 31, 2005 and a pro forma balance sheet as of December 31, 2004 and March 31, 2005. Seller shall make available to Investor A unaudited combined financial statements of the portions of the Self Storage Business not currently included in SUSA to be used by Investor A in the preparation of the foregoing pro forma financial statements of Investor A for the year ending on December 31, 2004 and the quarterly period ending on March 31, 2005 and to be included in the Confidential Private Offering Memorandum.

(f) The parties shall reasonably cooperate with each other in the preparation of the Offer Documents.

(g) As promptly as reasonably practicable following the date of this Agreement, Investor A shall prepare a Consideration Election Form in form and substance reasonably acceptable to Seller (the “Consideration Election Form”), pursuant to which, among other things, (i) each Outside Partner will (A) certify as to whether such Outside Partner qualifies as an “accredited investor” under the Securities Act, (B) have the option to elect to receive either cash or

OP Units in exchange for such Outside Partner’s interest in New SUSA, it being understood that only Eligible Outside Partners will have the right to elect to receive OP Units, and (C) have the right to revoke elections made in the Consideration Election Form by following the procedures specified therein, (ii) each Eligible Outside Partner who elects to receive OP Units will agree to become bound by the partnership agreement of Investor A and the Registration Rights Agreement and (iii) each Eligible Outside Partner who elects to receive OP Units and who is currently subject to a Tax Protection Agreement under which it has the right, which has not expired, to be allocated liabilities for federal income tax purposes to elect either (x) to enter into a special loss allocation and deficit restoration obligation (“DRO”) with respect to its OP Units or (y) to enter into a guarantee or indemnity (“Guaranty Agreement”) that is enforceable under applicable state law on a “bottom dollar” basis (whether individually or as part of a group of partners) of either recourse indebtedness of Investor A or non-recourse indebtedness of Investor A secured by assets, that initially shall have a value equal to at least three times the aggregate amount of all “bottom dollar guarantees” of such indebtedness by other partners and at least 133% of the principal amount of indebtedness secured by such assets. The aggregate guaranteed amount under the Guaranty Agreements shall not exceed $20 million. Each Guaranty Agreement will be in effect for the time and subject to the conditions that would have applied under such Eligible Outside Partners’ applicable Tax Protection Agreement and will terminate the existing Tax Protection Agreement with respect to debt allocations for such electing Eligible Outside Partner.

(h) An Outside Partner desiring to receive cash or OP Units in the LP Offer shall accept the LP Offer by properly completing and executing the Consideration Election Form and returning it to Investor A prior to 5:00 p.m., Salt Lake City Time, on the twentieth (20th) Business Day after the mailing of the Offer Documents and the Consideration Election Form to Outside Partners as specified in Section 1.3(c) or such later date as may be specified in the Offer Documents with the Agreement of Investor A (the “Offer Expiration Time”). If an Outside Partner fails to return a duly completed Consideration Election Form prior to the Offer Expiration Time, such Outside Partner shall be deemed to have agreed to remain as a holder of interests in New SUSA. Seller and Investor A by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Consideration Election Form and the issuance and delivery of the cash consideration or OP Units pursuant to the LP Offer. Investor A shall, in its reasonable discretion, determine whether a Consideration Election Form has been properly completed, signed and submitted or revoked.

(i) Investor A covenants and agrees that, concurrently with the Closing, it will admit each Eligible Outside Partner who validly elects to receive OP Units as a limited partner of Investor A. Investor A will, concurrently with the Closing, (i) issue OP Units to each Eligible Outside Partner participating in the Exchange Offer in an amount equal to 95% of a number of OP Units equal to the product of the estimated Adjusted Exchange Value (based on the Price Adjustments taken into account in determining the Estimated Purchase Price) times the number of units in New SUSA received by such Eligible Outside Partner in the Distribution Transaction divided by the Average Closing Price, (ii) pay to Outside Partners electing to participate in the Purchase Offer an amount of cash equal to 95% times the product of the estimated Adjusted Exchange Value (determined as provided above) times the number of units in New SUSA received by such Eligible Outside Partner in the Distribution Transaction and (iii) execute and deliver to such Eligible Outside Partners the Registration Rights Agreement and a DRO election or Guaranty Agreement. In addition, Investor A will, within five business days after the SUSA Adjustment

Amount is finally determined, issue the balance, if any, of additional OP Units to which Eligible Outside Partners participating in the Exchange Offer are entitled after the final determination of the SUSA Adjustment Amount and pay over the balance of any cash consideration to which Outside Partners participating in the Purchase Offer are entitled after the final determination of the SUSA Adjustment Amount. Eligible Outside Partners participating in the Exchange Offer shall be entitled to distributions from Investor A beginning with the first regular Investor A distribution payment date occurring after the Closing (pro rated for the partial first period) with respect to any OP Units actually issued to them as of such distribution payment date. Investor A agrees that it will, within five business days after any additional OP Units are issued to Eligible Outside Partners as a result of the final determination of the SUSA Adjustment Amount, make an additional distribution to such Eligible Outside Partners in an amount equal to the total of the distributions that would have been payable with respect to such additional OP Units had they been outstanding as of the Closing.

(j) Seller and Investor A shall reasonably cooperate with each other with respect to the matters set forth in this Section 1.3 and intend that the offer of OP Units shall be conducted as a private placement, exempt from the registration requirements of the Securities Act. Without limiting the foregoing and notwithstanding anything to the contrary contained in this Agreement, Investor A shall not be obligated to consummate the Exchange Offer and the closing of the Exchange Offer shall not be a condition to the closing of the Transactions contemplated by this Agreement, if, in the written opinion of outside counsel to Investor A, the private placement exemption under Regulation D under the Securities Act is not available for the Exchange Offer. In such event, Eligible Outside Partners electing to receive OP Units shall instead retain their interests in New SUSA.

(k) Each of Extra Space Storage Inc. and Investor A agrees that it will not file after the date hereof and prior to the Offer Expiration Time a registration statement relating to the offer and sale of shares of common stock or units of limited partnership interest, as the case may be, or any other security, the registration statement relating to which could reasonably be determined to render unavailable for the Exchange Offer the private placement exemption under Regulation D under the Securities Act, unless it first obtains a written opinion from its outside counsel that the filing of such registration statement will not render unavailable the private placement exemption under Regulation D under the Securities Act with regard to the Exchange Offer.

1.4 Sale and Transfer of Purchased Interests, Properties and Related Assets.

(a) Subject to and upon the terms and conditions of this Agreement and the other agreements contemplated hereby, at the Closing, Seller shall sell, transfer, convey and assign to each Purchaser (or any Person designated by Purchaser to take title to some or all of the Purchased Interests or Properties), and each Purchaser shall purchase and acquire from Seller (the “Transfer”), directly or indirectly, all of Seller’s right, title and interest in the portion of the Purchased Interests and Properties set forth opposite such Purchaser’s name on Exhibit C.

(b) Subject to and upon the terms and conditions of this Agreement and the other agreements contemplated hereby, prior to or at the Closing, the Purchaser Parties and Seller shall take such actions as are set forth in Exhibit C to consummate the Transactions.

(c) Seller shall have the right to cause SUSA to retain ownership of, or sell to a third party, Properties #541 and #634 as set forth on Schedule 5.1(f)(i).

(d) The Purchaser Parties shall have the right, exercisable by written notice delivered to Seller on or before 6:00 p.m. Eastern time on the date fifteen (15) days after the date hereof, to elect to include Properties #541 and #634 (Chelsea) in the Transaction, subject to Seller’s rights set forth in Section 1.4(c) hereof. Upon making such election, the Purchaser Parties shall be obligated to purchase such Properties in accordance with this Agreement (including pursuant to the provisions of Section 2.3(c) with respect to such Property), if Seller so elects.

(e) Seller shall cause the Net Assets, as of the Closing Date, to include at least $10 million in cash or cash equivalents.

1.5 Purchase Price.

(a) The unadjusted purchase price payable for the Purchased Interests and the Properties shall be an amount of cash equal to $2,290,843,135 (the “Unadjusted Purchase Price”), subject to the Price Adjustments as provided in Section 1.5(b).

(b) The Unadjusted Purchase Price shall be adjusted at Closing as follows (each such adjustment, a “Price Adjustment,” and the Unadjusted Purchase Price as so adjusted at Closing, the “Estimated Purchase Price”):

(i) The Unadjusted Purchase Price shall be (x) increased by the amount, if any, of the excess of the Estimated Net Assets over the Target Amount or (y) decreased by the amount, if any, of the excess of the Target Amount over the Estimated Net Assets.

(ii) If the sale of a Property set forth on Schedule 5.1(f)(i) (other than Properties #541 and #634) is consummated after the date hereof but before the Closing Date (or if Seller causes SUSA to retain ownership of such Property as set forth on Schedule 5.1(f)(i), the Unadjusted Purchase Price shall be decreased by the Adjustment Amount for such Property.

(iii) If the acquisition of a self storage facility property listed on Schedule 5.1(f)(i) is consummated after the date hereof but before the Closing Date, the Unadjusted Purchase Price shall be increased by the Adjustment Amount for such Property.

(iv) The Unadjusted Purchase Price shall be decreased by the amount of the Diminution in Value for uncured Material Title Exceptions in accordance with Section 2.3(d), if any.

(v) The Unadjusted Purchase Price shall be decreased by the Adjustment Amount of the Dropped Properties, if any.

(vi) The Unadjusted Purchase Price shall be increased by an amount equal to fifty percent (50%) of the excess, if any, of $3,100,000 over the actual premium and brokerage commissions the Purchaser Parties pay with respect to the environmental insurance policies they obtain with respect to the Properties.

(vii) The Unadjusted Purchase Price shall be decreased by the amount of credit to which Purchaser is entitled pursuant to Section 7.2, if any.

(viii) The Unadjusted Purchase Price shall be increased by the Adjustment Amount for Properties #541 and #634 set forth on Schedule 5.1(f)(i), if the Purchaser Parties purchase such Properties #541 and #634 in accordance with Section 1.4(d).

(ix) The Unadjusted Purchase Price shall be decreased by an amount equal to the product of the Adjusted Exchange Value multiplied by the number of units of New SUSA issued to Outside Partners of SUSA in the Distribution Transaction; provided that, for purposes of this clause (ix), the Adjusted Exchange Value shall be calculated based on the Price Adjustments known on the Closing Date.

(x) If Seller and SUSA are added as additional insureds to the environmental insurance policies pursuant to Section 5.22, the Unadjusted Purchase Price shall be decreased by the amount, if any, equal to the increase in the premium paid by the Purchaser Parties in relation thereto.

(c) Notwithstanding the foregoing, to the extent any of the Price Adjustments arise from or out of any facts, circumstances, conditions or events that overlap, there shall be no duplication of counting toward the calculation of any such Price Adjustments.

(d) Price Adjustments shall not be limited by, applied against or otherwise impact any limitations, deductibles, thresholds or maximum amounts relating to indemnification obligations for Losses contained elsewhere in this Agreement.

1.6 Payment of Estimated Purchase Price.

At the Closing, the Purchaser Parties shall pay to Seller an amount equal to the Estimated Purchase Price, in immediately available funds by wire transfer to an account(s) designated by Seller, which account(s) must be designated in a writing delivered to Purchaser at least two (2) Business Days prior to the Closing Date.

1.7 Closing Net Assets Adjustment.

(a) Estimated Net Assets Statement. Not later than the tenth (10th) Business Day prior to the Closing Date, Seller shall deliver to Purchaser a statement (the “Estimated Net Assets Statement”) setting forth Seller’s estimate of Net Assets as of 11:59 p.m. Eastern Daylight Time on the last day of the second (2nd) calendar month preceding the Closing Date (“Estimated Net Assets”). The Estimated Net Assets Statement shall be prepared using the accounting principles set forth in the Balance Sheet Principles and shall be based upon Seller’s review of the financial information then available to it.

(b) Closing Net Assets Statement. As promptly as practicable, and in any event prior to the later of (i) the date that is sixty (60) calendar days after the Closing Date or (ii) September 30, 2005, Purchaser shall deliver or cause to be delivered to Seller (i) a combined statement of assets and liabilities of the Majority Subsidiaries on a consolidating basis as of the Adjustment Time (the

“Closing Date Balance Sheet”), prepared using the Balance Sheet Principles, and (ii) a statement setting forth Purchaser’s calculation of Closing Net Assets prepared using the Balance Sheet Principles (the “Closing Net Assets Statement”).

(c) Review of Closing Net Assets Statement. Within thirty (30) calendar days after the delivery to Seller of the Closing Date Balance Sheet and the Closing Net Assets Statement (the “Seller Review Period”), Seller shall notify Purchaser of its agreement or disagreement with the Closing Net Assets Statement. If Seller in good faith disagrees with Purchaser’s determination of Closing Net Assets, Seller may deliver to Purchaser, prior to the expiration of the Seller Review Period, a notice (the “Seller Objection Notice”) setting forth in reasonable detail (i) the items or amounts with which Seller disagrees and the basis for such disagreement and (ii) Seller’s proposed corrections to the Closing Net Assets Statement (collectively, the “Seller Objection”). If Seller does not deliver a Seller Objection Notice within the Seller Review Period, Seller shall be deemed to agree in all respects with the Closing Net Assets Statement and the items and amounts reflected thereon shall be final and binding upon Purchaser and Seller.

(d) Review by Accountants. If a Seller Objection Notice is properly and timely delivered and Purchaser and Seller are unable to resolve any disagreement between them with respect to the determination of Closing Net Assets within thirty (30) calendar days after delivery of a Seller Objection Notice, Purchaser and Seller shall, within fifteen (15) calendar days after the end of such 30-day period, cause Deloitte & Touche LLP (or, if they are unable or unwilling to serve, a firm of accountants of nationally recognized standing reasonably satisfactory to Purchaser and Seller) (the “Accountants”) to promptly review this Agreement and the disputed items or amounts in the Closing Net Assets Statement for the purpose of resolving such dispute. In performing their review, the Accountants shall apply the Balance Sheet Principles and determine the accurate application of the Balance Sheet Principles to only those items or amounts in the Closing Net Assets Statement as to which Seller has, in the Seller Objection Notice, disagreed and such other issues as may reasonably be affected by the items to which Seller has so disagreed. The Accountants shall be required to deliver to Purchaser and Seller, as promptly as practicable, but no later than thirty (30) calendar days after the Accountants are engaged, a written report setting forth their resolution and, if applicable, their calculation of the disputed items or amounts. In no event shall the Accountants’ determination result in Closing Net Assets that is greater than that set forth in the Seller Objection Notice or less than that set forth in the Closing Net Assets Statement. Purchaser and Seller shall promptly comply with all reasonable requests by the Accountants for information, books, records and similar items.

Upon delivery of the Accountants’ report, such report and the calculations set forth therein shall be final and binding upon Purchaser and Seller absent manifest error, and in connection with such Accountants’ report, no party shall seek recourse to the courts, other tribunals or venues pursuant to this Agreement or otherwise, other than to collect any amounts due under this Section 1.7 or to resolve disputes regarding manifest error in such Accountants’ report. The cost of such review and report shall be split equally by Purchaser on the one hand and Seller on the other hand.

(e) Cooperation. Each of Purchaser and Seller shall cooperate and assist each other, in each case in all reasonable respects, in the preparation of the Closing Date Balance Sheet and the Closing Net Assets Statement and in the conduct of the reviews referred to in this Section 1.7, including (i) Purchaser making available to the extent reasonably necessary or helpful books, records, workpapers and personnel of the Self-Storage Business, and (ii) Seller making available to the extent reasonably necessary or helpful books and records of Seller (as they relate to the Self-Storage Business).

(f) Final Payment. Within three (3) Business Days after the calculation of Closing Net Assets becoming final pursuant to Section 1.7(c) or Section 1.7(d), as applicable, (i) Purchaser shall pay to Seller, by wire transfer of immediately available funds to account(s) designated by Seller pursuant to Section 1.6, an amount equal to the amount, if any, by which Closing Net Assets (as finally determined pursuant to Section 1.7(c) or Section 1.7(d), as applicable) exceeds the Estimated Net Assets, together with interest thereon at the Applicable Rate from and including the Closing Date to, but excluding, the date of such payment, or (ii) Seller shall pay to Purchaser, by wire transfer of immediately available funds to a single account designated in writing by Purchaser, an amount equal to the amount, if any, by which the Estimated Net Assets exceeds the Closing Net Assets (as finally determined pursuant to Section 1.7(c) or Section 1.7(d), as applicable), together with interest thereon at the Applicable Rate from and including the Closing Date to, but excluding, the date of such payment.

1.8 Effect of Closing. If the Closing occurs, for all legal, accounting and tax purposes, the Closing will be deemed to be effective as of the Adjustment Time.

1.9 Debt Guaranties. At the Closing, following the purchase of the Purchased Interests, Investor A shall purchase the notes guaranteed by the Outside Partners and referred to in Section 4(d) of Exhibit C from Seller for an amount equal to the aggregate outstanding principal balance of such notes (which amount is included within the Unadjusted Purchase Price).

II. INSPECTION AND TITLE MATTERS

2.1 Purchaser Parties’ Inspections and Due Diligence.

(a) Prior to the date hereof the Purchaser Parties have conducted and after the date hereof will continue to conduct their title, survey, environmental, physical, and structural examinations, inspections, testing, studies and investigations of the Properties (collectively, the “Due Diligence”), subject to the terms and conditions of this Article II. The Due Diligence is at the Purchaser Parties’ sole cost and expense. Notwithstanding the continuation of the Due Diligence, the Purchaser Parties shall have no right to terminate this Agreement except as provided in Article IX.

(b) Seller shall (i) provide the Purchaser Parties and their lenders, contractors, consultants and representatives (the “Representatives”) with reasonable access, during normal business hours, upon at least two (2) Business Days’ prior notice to Seller, to all personnel, officers, employees, agents, accountants, Core Properties and facilities of the Core Subsidiaries and the books and records relating to the Core Subsidiaries and/or the Self Storage Business and (ii) furnish the Purchaser Parties and their Representatives with all such information and data (including copies of Contracts and other books and records) concerning the Core Subsidiaries and operations of the Self Storage Business as the Purchaser Parties or any of such Representatives reasonably may request in connection with such investigation; provided, however, that any such inspections or tests will not unreasonably disrupt or disturb (i) the ongoing operation of the Core Properties; (ii) any services to the Core Properties or the Self Storage Business; or (iii) the quiet possession of any Tenants. In no event will the Purchaser Parties be permitted to perform any intrusive physical inspections or tests or any Phase II environmental inspection of any Core Property without Seller’s prior written consent. Seller shall have the right to have a representative present during any of the Purchaser Parties’ or the Representatives’ visits to or inspections of any Properties. The Purchaser Parties may request any and all publicly available information about the Properties from Governmental Entities but will not disclose to any Governmental Entity (unless required by Law) the results of any inspection, sampling or testing conducted at any Property without Seller’s prior written consent. The Purchaser Parties and all Representatives shall, in performing the Due Diligence, comply with the procedures set forth in this Agreement and with any and all Laws applicable to the Properties and will not engage in any activities that would violate any Licenses, Leases and Permits or Laws. The Purchaser Parties and any Representatives shall: (A) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Properties and (B) restore the Properties to the condition in which the same were found before any such entry upon the Properties and inspection or examination was undertaken, but in no event later than ten (10) calendar days after such damage occurs.

(c) The Purchaser Parties may not communicate or conduct interviews with any employee, lender, partner or joint venturer of any Seller Person or any Tenant without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Purchaser Parties may communicate with those employees of the Core Subsidiaries that are designated by Seller, but such communication shall be solely for the purpose of performing the Due Diligence contemplated herein. If Seller does consent to any such interviews of employees, lenders, partners, or joint venturers or Tenants, such interviews shall not unreasonably disrupt or disturb (i) the on-going operation of the Core Properties, the Seller Persons, or the Self Storage Business, (ii) any services to the Core Properties, or (iii) the quiet possession of any Tenants under the Leases. Seller will have the right to have a representative present at all times during any interviews with any such employee, lender, partner, joint venturer or Tenant.

2.2 Due Diligence Indemnity. The Purchaser Parties shall keep the Properties free from all Liens and defend, indemnify, and hold harmless the Seller Persons from and against all claims, actions, losses, liabilities, damages, costs and expenses, whether arising out of injury or death to persons or damage to any real or personal property, including any property of Tenants or otherwise and including but not limited to, reasonable attorneys’ fees and costs incurred, suffered by, or claimed against any Seller Person caused by (i) the entry by any Purchaser Party or Representative upon the Properties and any Due Diligence activities, including the costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and attorneys fees, arising out of or in connection with the Due Diligence; and (ii) any breach of Section 2.1 by either Purchaser Party or any Representative or any of their respective partners, directors, officers, agents, members, shareholders, attorneys or representatives. The provisions of this Section 2.2 shall survive the Closing or any termination of this Agreement, and shall not be subject to any limitation of liability set forth herein.

2.3 Title Matters.

(a) Ordering Title Commitments and Surveys. Prior to the execution and delivery of this Agreement, Seller has delivered or made available to the Purchaser Parties or their respective counsel, for each Core Property (excluding Core Properties subject to Building Leases) copies of: (i) the most recent title insurance policy, commitment, or pro forma, whether owner’s or lender’s, if any, in Seller’s possession (each, an “Existing Policy” and collectively, the “Existing Policies”), and (ii) the most recent survey, if any, in Seller’s possession (each, an “Existing Survey” and collectively, the “Existing Surveys”). The Purchaser Parties at their expense have ordered, or promptly following the date hereof will order, from First American Title Insurance Company, Chicago Title Insurance Company or, if applicable, the title insurance company that issued the applicable Existing Policy (together, the “Title Company”), and shall use commercially reasonable efforts to cause the Title Company to deliver to the Purchaser Parties’ counsel no later than May 31, 2005: (A)(1) title insurance commitment(s) obligating the Title Company to issue for each Core Property an owner’s title policy (or leasehold policy, as applicable) with a copy of all exception documents set forth therein or (2) ”date-downs” of Existing Policies with respect to certain of the remaining Core Properties (collectively, together with any updates thereto, the “Title Commitments”) and (B)(1) updates to the Existing Surveys and/or (2) new surveys for certain of the Core Properties (collectively, together with any updates thereto, the “Surveys”).

(b) The Purchaser Parties’ Objections. On or before (i) with respect to any Core Property for which an initial Title Commitment and Survey have been received by the Purchaser Parties or their respective counsel prior to the date of this Agreement, the date that is ten (10) Business Days following the date of this Agreement and (ii) with respect to any Core Property for which an initial Title Commitment and Survey have not been received by the Purchaser Parties or their respective counsel prior to the date of this Agreement, the date that is ten (10) Business Days after receipt by the Purchaser Parties’ counsel of any such initial Title Commitment and Survey for such Core Property (the applicable date in (i) or (ii), the “Initial Objection Date”), the Purchaser Parties’ counsel shall notify Seller’s counsel in writing of any matters shown on the applicable Survey or Title Commitment that the Purchaser Parties believe constitute Material Title Exceptions and/or Mandatory Removal Exceptions, together with the Purchaser Parties’ good faith estimate of the loss or other diminution in value caused by each such Material Title Exception, which loss or other diminution in value shall reflect only the decrease in the value of Seller’s direct or indirect percentage ownership interest in the Property (a “Diminution in Value”) and together with such notice a copy of the Title Commitment, Survey and related back-up documentation relating to such matter(s) in Purchaser’s or their respective counsel’s possession. If the Purchaser Parties fail to give any such notice, the Purchaser Parties shall be deemed to have waived their right to object to such matter or to treat such matter as a Material Title Exception or Mandatory Removal Exception. With respect to any Material Title Exceptions and/or Mandatory Removal Exceptions first appearing in any update to any Title Commitment or Survey, which update is first received by the Purchaser Parties’ counsel on or after the Initial Objection Date, the Purchaser Parties’ counsel shall notify Seller’s counsel of such Material Title Exceptions and/or Mandatory Title Exceptions, together with the Purchaser Parties’ good faith estimate of the Diminution in Value caused by each such Material Title Exception, within five (5) Business Days after receipt of such update (such date and the Initial Title Objection Date are sometimes referred to herein as the “Objection Date”). With respect to any matters shown on the applicable Survey or Title Commitment objected to by Purchaser in accordance with the terms hereof as to which the

Purchaser Parties do not have either a reasonably legible, materially complete copy of the document or a Survey (to the extent reasonably required in order to locate any such matter objected to) with which to determine whether the Purchaser Parties believe such matter constitutes a Material Title Exception or Mandatory Removal Exception, the Purchaser Parties shall indicate in a notice given on or before the Objection Date whether the Purchaser Parties reserve the right to make such determination pending receipt of such items and the Purchaser Parties shall thereafter give notice of such determination within ten (10) Business Days after receipt of the applicable items. Notwithstanding anything herein to the contrary, any objection notice given by the Purchaser Parties pursuant to this Section 2.3(b) shall be given prior to the then scheduled Closing Date.

Any exceptions, objections and encumbrances to title or surveys that (x) are raised by the Purchaser Parties on or before the applicable Objection Date, (y) impair the use or value of a Core Property as a self storage facility or the operation of the business conducted thereon by the applicable Core Subsidiary in any material manner and (z) are not Permitted Encumbrances or Mandatory Removal Exceptions, shall be referred to collectively as “Material Title Exceptions.” Without limiting the generality of the foregoing, the parties agree that rights of first refusal, rights of first offer, buy-sell rights and options, in each case to purchase any Core Property or any direct interest in or portion thereof, shall be deemed to be Material Title Exceptions unless the same are listed on Schedule 3.17.

The Purchaser Parties shall not be entitled to raise any title or survey objections after the Closing or the applicable Objection Date or with respect to any Property that is not a Core Property, subject to the right of the Purchaser Indemnitees to seek indemnification from Seller pursuant to Section 10.2(a), (b) or (c) hereof, as and to the extent they are so entitled under the terms of such Sections. Seller agrees to reasonably cooperate with the Purchaser Parties in connection with providing customary information to the Title Company for the purposes of obtaining Title Commitments, title policies and Surveys for Core Properties. For the avoidance of doubt, “providing customary information” shall not obligate Seller to provide or deliver owner’s affidavits or to indemnify the Title Company or otherwise incur any liability not specifically provided for in this Agreement, except that Seller shall execute and deliver to the Title Company at the Closing an affidavit substantially in the form attached hereto as Exhibit 2.3(b) with respect to each Core Property (each, a “Title Affidavit”).

With respect to matters concerning the failure of a Core Property to be in material compliance with any Laws relating to zoning, the Purchaser Parties shall notify Seller of any such matter promptly upon obtaining actual knowledge thereof, such matter shall be treated as a Material Title Exception and the terms of Sections 2.3(d) and 2.3(e) shall apply to the affected Property.

(c) Permitted Encumbrances. As to each Core Property, the following items shall be deemed acceptable to the Purchaser Parties and all such items shall constitute “Permitted Encumbrances” hereunder to which the Purchaser Parties may not object:

(i) all unpaid personal property, real estate and excise taxes, and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable (it being understood that such items may be subject to apportionment or adjustment at the Closing as provided herein);

(ii) the rights of the Tenants pursuant to Leases, other than any Ground Leases not set forth on Schedule 3.5(h), now in effect or which may be in effect on the Closing Date;

(iii) all matters created or caused by or on behalf of, or with the written consent of, the Purchaser Parties;

(iv) the Existing Loan Documents or any other documents securing the Existing Loans;

(v) all Laws, including all environmental, building and zoning restrictions affecting a Core Property or the ownership, use or operation thereof adopted by any Governmental Entity having jurisdiction over such Core Property or the ownership, use or operation thereof, and all amendments or additions thereto now in effect or which may be in force and effect after the date hereof with respect to such Core Property, except to the extent that the Core Property is not in material compliance with any Laws relating to zoning; the parties hereby acknowledge and agree that the failure of any Core Property to have any required certificate of occupancy or other permit or license (other than on account of a failure of such Core Property to be in material compliance with a Law relating to zoning) shall not be treated as a title or survey matter and shall be deemed to be a Permitted Encumbrance;

(vi) any public record filings by mechanics, materialmen or other workmen or suppliers employed by any Tenant at its own expense to provide services at the Property to the extent such filings are applicable to such Tenant’s leasehold interest only or are reimbursable by a Tenant under a Lease;

(vii) Liens securing obligations for which a credit in an amount sufficient to cause such Lien to be removed, together with the fees associated with such removal, will be given to the Purchaser Parties at the Closing or that are reflected on the Baseline Balance Sheet or as reductions of Estimated Net Assets on the Estimated Net Assets Statement, or that Seller agrees will be reflected on the Closing Net Assets Statement; and

(viii) all other documents and matters listed or referred to on Schedules 3.5(b), 3.17 and 3.21.

(d) Resolution of Material Title Exceptions. Seller shall have the right, in its sole and absolute discretion, to adjourn the Closing Date, if necessary, from time to time by notice to the Purchaser Parties delivered on or prior to the date then set for Closing (for a maximum adjournment period not to exceed forty-five (45) calendar days in the aggregate), and to postpone the Outside Date to a date no earlier than fifteen (15) Business Days after the end of such adjournment, to permit the cure of any Material Title Exceptions or Mandatory Title Exceptions. Seller shall not be required and is not obligated to bring any action or proceedings, convey or acquire any interest in real property, incur any expense or liability with respect to the removal or cure of Material Title Exceptions or take any other action of any kind or nature to render title to any of the Properties free and clear of any title or survey exceptions, objections or encumbrances (except as provided below with respect to Mandatory Title Exceptions), and the Purchaser Parties shall have no right of specific performance or other relief against Seller to cause any Material Title Exceptions to be satisfied or cured.

(e) Failure to Remove Material Title Exceptions. If Seller is unable or unwilling to remove, satisfy or cure any such Material Title Exceptions, then the Purchaser Parties shall have the right to elect in writing, no later than five (5) Business Days (and the Closing shall be adjourned and the Outside Date extended during such period) after the Purchaser Parties’ receipt of notice from Seller that Seller is unable or unwilling to remove, satisfy or cure such Material Title Exceptions, to: (i) waive any rights with respect to such Material Title Exceptions (in which event the Purchaser Parties shall be obligated to and shall consummate the Closing without abatement of the Estimated Purchase Price or any claim for Losses against Seller by reason of such Material Title Exceptions, and such Material Title Exceptions shall become part of and deemed Permitted Encumbrances); or (ii) by written notice to Seller indicate those Core Properties as to which the aggregate Diminution in Value as estimated by the Purchaser Parties or as otherwise agreed by the Purchaser Parties and Seller for all uncured Material Title Exceptions on such Core Property is greater than $350,000 and that the Purchaser Parties desire to have Seller make one of the elections described below with respect to each such Core Property. With respect to each Core Property as to which the aggregate Diminution in Value for all uncured Material Title Exceptions on such Core Property as estimated by the Purchaser Parties or as otherwise agreed by the Purchaser Parties and Seller is equal to or less than $350,000, the Purchaser Parties shall close without any credit for the Diminution in Value. If the Purchaser Parties fail to give the notice described in (ii) above, the Purchaser Parties shall be deemed to have made the election in (i) above.

Upon receipt of the notice described in (ii) above, Seller shall have five (5) Business Days (and the Closing shall be adjourned and the Outside Date extended during such period) to elect, by written notice to the Purchaser Parties separately with respect to each Core Property affected by any such Material Title Exceptions, to: (A) drop any such Core Property in accordance with and subject to Article VI; (B) cause the Purchaser Parties to close with a credit against the Estimated Purchase Price on account of the uncured Material Title Exception equal to the Diminution in Value as estimated by the Purchaser Parties or as otherwise agreed by the Purchaser Parties and Seller; or (C) if the aggregate Diminution in Value as estimated by the Purchaser Parties for all uncured Material Title Exceptions on such Core Property is greater than $350,000, but Seller does not agree with such estimate, proceed to Closing in accordance with (B) above except that an amount equal to the Diminution in Value as estimated by the Purchaser Parties shall be withheld from the Estimated Purchase Price paid at Closing and held in escrow until the amount is finally determined by agreement of the parties, binding arbitration in accordance with Section 11.15 or a court of competent jurisdiction. If the Diminution in Value as so finally determined is equal to or less than $350,000, then Seller shall be entitled to the entire escrowed amount relating to such Core Property. If the Diminution in Value as so finally determined is greater than $350,000, then the Purchaser Parties shall be entitled to the Diminution in Value as so finally determined and Seller shall be entitled to any remaining escrowed amount relating to such Core Property. For purposes of determining the Diminution in Value, all relevant factors shall be considered, including the following: the magnitude of the matter; the impact of the matter upon the fair market value of the Property for its current use and future transferability of the Property; the likelihood the exception will be enforced or pursued by a third party; and the likelihood of success by said third party.

(f) Resolution of Mandatory Removal Exceptions. Notwithstanding the provisions of Section 2.3(c), but subject to the provisions of Section 2.3(b), at or prior to Closing, Seller shall cause the Core Subsidiaries, at the sole cost and expense of the Core Subsidiaries, to pay in full or cause to be canceled and discharged, bonded or otherwise cause the Title Company to insure over: (i) all mechanics’ and contractors’ Liens which encumber any Core Property as of the Closing Date (other than Permitted Encumbrances under Section 2.3(c)(vi)), and (ii) all Liens against such Core Property which evidence monetary obligations of any Core Subsidiary (in each case, excluding the Existing Loans and Permitted Encumbrances). Notwithstanding anything to the contrary contained herein, Seller shall pay or cause to be paid in full all past due taxes and assessments. The Liens, judgments and encumbrances specifically referred to in this Section 2.3(f) are collectively referred to as “Mandatory Removal Exceptions”. Notwithstanding the foregoing, Seller shall not be required to cause any Core Subsidiary to pay, remove or discharge any Mandatory Removal Exceptions that secure or relate to obligations that are or will be reflected as reductions, which reductions shall take into account the proportionate share of Seller’s direct or indirect percentage ownership in such Core Subsidiary, of Estimated Net Assets on the Baseline Balance Sheet, the Estimated Net Assets Statement or the Closing Net Asset Statement, and such matters shall be deemed to be Permitted Encumbrances.

(g) Curing Title Matters. Notwithstanding anything herein to the contrary, Seller shall be deemed to have removed, satisfied or cured a Material Title Exception or Mandatory Removal Exception if, in Seller’s sole and absolute discretion and at Seller’s (or the applicable Core Subsidiary’s) sole cost and expense (and only to the extent of Seller’s direct or indirect percentage ownership in such Core Subsidiary), Seller shall either: (i) take such actions as are necessary to remove, satisfy or cure (of record or otherwise, as appropriate) such Material Title Exception or Mandatory Removal Exception; (ii) cause the Title Company to remove such Material Title Exception or Mandatory Removal Exception as an exception to title in the Title Commitment or policy issued at Closing or agree to affirmatively insure against the same, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise; (iii) deliver (A) Seller’s (or the applicable Core Subsidiary’s) own funds (or direct that a portion of Estimated Purchase Price be delivered), in an amount needed to fully discharge any such Material Title Exception or Mandatory Removal Exception, to the Title Company with instructions for the Title Company to apply such funds to fully discharge same, and (B) if required by the Title Company, such instruments, in recordable form, as are necessary to enable the Title Company to discharge such Material Title Exception or Mandatory Removal Exception of record; or (iv) agree to indemnify the Purchaser Parties for any Losses incurred by the Purchaser Parties arising out of such matter by entering into an amendment to this Agreement, provided with respect to this clause (iv) that (x) such indemnification obligation will be considered an obligation under this Agreement guaranteed by the Parent Guaranty and (y) Seller shall have first used its commercially reasonable efforts to cure the matter in a manner described in clauses (i) – (iii) above. Seller shall use its commercially reasonable efforts to remove of record mortgages encumbering Core Properties that relate to loans that have been satisfied. To the extent that funds are needed to cure any Mandatory Removal Exception or Material Title Exception, Seller shall have the right to cause any portion of the Estimated Purchase Price being paid at Closing to be delivered to the Title Company to cure same.

III. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules referenced below in this Article III, subject to the terms of Section 3.24, Seller represents and warrants to the Purchaser Parties and Investor B as follows:

3.1 Organization, Power and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by Seller, (ii) to perform its obligations hereunder and thereunder and (iii) to consummate the Transfer and the other transactions contemplated hereunder and thereunder (collectively, the “Transactions”). The execution and delivery by Seller of this Agreement and all documents contemplated hereunder to be executed and delivered by Seller and the consummation by it of the Transactions have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller or its shareholders are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by Seller, when executed and delivered will have been, duly executed and delivered by Seller and shall constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity.

3.2 Noncontravention; Consents.

(a) Except as set forth in Schedule 3.2(a) and assuming receipt of the consents described in Schedule 3.2(b), the execution and delivery by Seller of this Agreement and all documents contemplated hereunder to be executed and delivered by Seller do not, and the consummation of the Transactions contemplated hereunder and thereunder and compliance by Seller with the provisions hereof and thereof will not, require the consent of the Outside Partners of SUSA, or conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any material contractual obligation, or to a material loss of a benefit under, or result in the creation of any Lien upon any of the Purchased Interests, the Core Properties or the business of Core Subsidiaries under: (i) the Organizational Documents of any of the Core Subsidiaries, (ii) any Material Contract to which any Core Subsidiary is a party or to which any of its assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) applicable to any Core Subsidiary, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, terminations, cancellations, accelerations, material losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”) or other Person, is required under (i) any of the terms, conditions or provisions of any Law applicable to any Core Subsidiary or by which any of their respective properties or assets (including the Core Properties) may be bound, or (ii) any Material Contract, Ground Lease, Building Lease or Space Lease to which any Core Subsidiary is a party or by which any of them or any of their respective assets or properties (including the Core Properties) may be bound, in connection with the execution and delivery by Seller of this Agreement and all documents contemplated hereunder or the consummation by Seller of the Transactions, except for (x) any filing required to effect the Transactions described in Section 5.6, and (y) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.2(b) or (B) which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

3.3 Subsidiaries.

(a) Schedule 3.3(a) sets forth the name, type of entity and jurisdiction of organization of each Subsidiary, the class of Interest held by any Core Subsidiary in each Subsidiary (i.e., whether the Core Subsidiary is a shareholder, general partner, limited partner, managing member of a limited liability company or non-managing member of a limited liability company), as well as the class of Interest held by any third party(ies) in each such Subsidiary, and (i) in the case of any corporation, the percentage of each outstanding class of capital stock held by any Core Subsidiary and any third party(ies) and (ii) in the case of a limited partnership or limited liability company, the percentage interest held by any Core Subsidiary and any third party(ies), subject to the provisions of the Organizational Documents of the Non-Wholly Owned Core Subsidiaries.

(b) Each Subsidiary is validly existing and is duly qualified or licensed to do business, and in good standing, as applicable, in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or license, and has all requisite power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted, except for any failures to be so qualified, licensed or in good standing or to have such power and authority as would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.

(c) Except as listed in Schedule 3.3(a), no Core Subsidiary and, to the Knowledge of Seller, no Non-Core Subsidiary, owns any equity securities of any entity or has any equity or other ownership interest in any entity or business.

(d) Seller has made available to the Purchaser Parties true, correct and complete copies of the Organizational Documents of the Core Subsidiaries. To the extent within Seller’s possession and control, Seller has made available to the Purchaser Parties copies of the Organizational Documents of the Minority Subsidiaries that are, to the Knowledge of Seller, true, correct and complete in all material respects.

(e) Except as set forth in Schedule 3.3(e) or the Organizational Documents of the Non-Wholly Owned Core Subsidiaries, and except for the Permitted Encumbrances, each Core Subsidiary is the legal and beneficial owner of, and owns its Interests in, its Subsidiaries free and clear of any Lien in favor of any third party that will remain outstanding after the Closing Date.

(f) Except as set forth in Schedule 3.3(f) or the Organizational Documents of the Non-Wholly Owned Core Subsidiaries, there are no (i) securities convertible into or exchangeable for the equity interests or other securities of any Core Subsidiary; (ii) options, warrants or other rights to purchase or subscribe to equity interests or other securities of any Core Subsidiary or securities which are convertible into or exchangeable for equity interests or other securities of any Core Subsidiary; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the voting, issuance, sale or transfer to any Person other than a Core Subsidiary of any securities or other equity interests or other securities of any Core Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights.

(g) As of the date of this Agreement, there are 36,469,659 common units of SUSA, of which Seller holds 35,368,376 common units and Outside Partners hold 1,101,283 common units, and 650,000 Series A preferred units of SUSA outstanding, all of which are held by Seller.

3.4 Purchased Interests. Seller has record and beneficial ownership of, and Seller shall convey to Purchaser at Closing, beneficial and legal title to the Purchased Interests free and clear of all Liens other than the Permitted Encumbrances. The Purchased Interests constitute all of the issued and outstanding equity interests in each Purchased Entity other than New SUSA. At the Closing, after giving effect to the Restructuring and the distribution pursuant to the Reorganization Agreement, the Purchased Interests in New SUSA will constitute all of the issued and outstanding membership interests in New SUSA other than the membership interests distributed to Outside Partners of SUSA pursuant to the Reorganization Agreement.

3.5 Ownership of Properties.

(a) Each Subsidiary owns or leases, as the case may be, the Properties set forth opposite its name on Schedule 3.5(a). Schedule 3.5(h) sets forth those Properties that are subject to a Ground Lease or a Building Lease. The Core Subsidiaries do not and, to the Knowledge of the Seller, the Non-Core Subsidiaries do not, own any real property other than the Properties that are shown on Schedule 3.5(a) as being owned by a Core Subsidiary or Non-Core Subsidiary, as the case may be.

(b) To the Knowledge of Seller, except as set forth in Schedule 3.5(b) hereto or in the Organizational Documents of the Non-Wholly Owned Core Subsidiaries, and except with respect to the Existing Loan Documents or any other documents securing the Existing Loans, none of the Core Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon.

(c) Seller has made available to the Purchaser Parties copies that are true, correct and complete in all material respects of all Existing Polices and Existing Surveys as of the date hereof.

(d) To the Knowledge of Seller, the Existing Policies, on the date hereof, are in full force and effect and no material claim has been made against any such policy.

(e) There are no pending bankruptcy proceedings involving any Core Subsidiary in which such Core Subsidiary is a debtor.

(f) Schedule 3.5(f) sets forth each non-self storage Lease pursuant to which any Core Subsidiary is the landlord and as to which the rent payable by the tenant thereunder will exceed $250,000 per annum following the Closing Date (each, a “Non-Self Storage Lease”). Seller has made available to the Purchaser Parties copies of all Non-Self Storage Leases and any amendments, modifications, supplements, renewals, extensions and guarantees related thereto.

Such copies are true, correct and complete in all material respects. No Core Subsidiary that is a landlord under a Non-Self-Storage Lease is in default thereunder, and, to the Knowledge of Seller, no tenant under a Non-Self Storage Lease is in default under any material obligations thereunder.

(g) Except as set forth on Schedule 3.5(g), there are no Core Properties under development.

(h) Schedule 3.5(h) sets forth all ground leases (“Ground Leases”) and leases for storage facility buildings (“Building Leases”), in each case pursuant to which any Core Subsidiary is a tenant. Copies of the Ground Leases and the Building Leases that are true, complete and correct in all material respects have been made available to the Purchaser Parties by Seller. The Ground Leases and the Building Leases are the valid, legal, and binding obligations of the Core Subsidiaries named therein and are enforceable in accordance with their respective terms against such Core Subsidiaries and, to the Knowledge of Seller, the other parties thereto. Except as set forth on Schedule 3.5(h), no breach or default by a Core Subsidiary and, to the Knowledge of Seller, by a third party, has occurred and is continuing under the Ground Leases or the Building Leases, and no event has occurred which, with notice or lapse of time, or both, would constitute a material breach or default under any of the Ground Leases or Building Leases by a Core Subsidiary or, to the Knowledge of Seller, by a third party. No Core Subsidiary is a tenant under any ground lease or lease for a storage facility building, other than the Ground Leases or the Building Leases.

(i) Schedule 3.5(i) sets forth all office space leases as to which the rent payable by a Core Subsidiary under any such lease will exceed $250,000 per annum following the Closing Date (“Space Leases”). Copies of the Space Leases that are true, complete and correct in all material respects have been made available to the Purchaser Parties by Seller. The Space Leases are the valid, legal, and binding obligations of the Core Subsidiaries named therein and are enforceable in accordance with their respective terms against such Core Subsidiaries. Except as set forth on Schedule 3.5(i), no breach or default by a Core Subsidiary has occurred and is continuing under the Space Leases. No Core Subsidiary is a tenant under any office space lease as to which the rent will exceed $250,000 per annum following the Closing Date, other than the Space Leases.

(j) The Core Subsidiaries own or lease all personal property necessary to operate the Core Properties in the manner currently operated.

3.6 Financial Statements. Schedule 3.6 sets forth true and complete copies of the unaudited consolidated financial statements of the Seller Group, consisting of an unaudited balance sheet of the Seller Group as of December 31, 2004 (the “Recent Balance Sheet”), and the related unaudited statement of income for the twelve (12) months then ended (including any notes and schedules contained therein or annexed thereto). Such financial statements and notes were prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the financial condition and the results of operations of the Seller Group as at the respective dates of and for the periods referred to in such financial statements, subject to normal year-end adjustments and the absence of notes (that, if presented, would not individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect).

3.7 Absence of Undisclosed Liabilities and Material Adverse Change.

(a) No Undisclosed Liabilities. (i) The Majority Subsidiaries have, and as of the Closing Date will have, no liabilities or obligations of any nature (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (1) liabilities stated or adequately reserved against on the Recent Balance Sheet, (2) liabilities that arose in the ordinary course of business after the date of the Recent Balance Sheet and that would not, individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect, (3) liabilities for brokers, counsel, other consultants and other costs incurred in connection with the Transactions, (4) liabilities that would not be required to be disclosed on a combined balance sheet of all of the Majority Subsidiaries or in the footnotes thereto, if such balance sheet were prepared in accordance with GAAP as of the date hereof or the Closing Date, as applicable, (5) liabilities that would not individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect, (6) liabilities relating to Claims or litigation, and (7) liabilities arising out of any violation of any Environmental Law or any Claim or litigation relating to Hazardous Materials.

(ii) The Core Joint Ventures have, and as of the Closing Date will have, no liabilities or obligations of any nature (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (1) liabilities stated or adequately reserved against on the respective balance sheets of such Core Joint Ventures as of December 31, 2004, which have been made available by Seller to the Purchaser Parties, (2) liabilities that arose in the ordinary course of business after December 31, 2004 and that would not, individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect, (3) liabilities that would not be required to be disclosed on a balance sheet of either of the Core Joint Ventures or in the footnotes thereto, if such balance sheet were prepared in accordance with GAAP as of the date hereof or the Closing Date, as applicable, (4) liabilities that would not individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect, (5) liabilities relating to Claims or litigation, and (6) liabilities arising out of any violation of any Environmental Law or any Claim or litigation relating to Hazardous Materials.

(b) No Material Adverse Change. Except as set forth in Schedule 3.7(b), and for matters arising out of or relating to this Agreement and the Transactions, since the date of the Recent Balance Sheet, (i) the SUSA Group has conducted the Self-Storage Business in the ordinary course consistent with past practice, and (ii) there has not been any change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.8 Books and Records. The minute books and other similar records of the Core Subsidiaries as made available to the Purchaser Parties prior to the execution of this Agreement contain a record that is true and complete in all material respects of all actions taken at all meetings and by written consents in lieu of meetings of the partners, members, board of managers, stockholders, board of directors and committees of the boards of directors, as applicable, of the Core Subsidiaries.

3.9 Litigation. Except as set forth in Schedule 3.9, and except for routine litigation (it being understood that litigation arising from, or related in any way to, Hazardous Materials shall not be considered routine litigation) arising from the ordinary course of business of the Core

Subsidiaries which does not involve a claim of damages in excess of $250,000, as of the date hereof there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of Seller, threatened against or affecting any Core Subsidiary, the Purchased Interests or any Core Property. As of the date hereof, there is no litigation initiated by the Outside Partners of SUSA that is pending, or to the Knowledge of Seller, threatened that would seek to challenge or otherwise impede the Transactions or otherwise seek any remedy in connection with the Transactions.

3.10 Tax Matters.

(a) Taxes; Tax Returns. Except as set forth on Schedule 3.10(a): (i) all material Tax Returns required to be filed by or on behalf of any Core Subsidiary have been timely filed; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) all material Taxes (shown as due on such Tax Returns or otherwise) due and payable by any Core Subsidiary have been timely paid; (iv) no material adjustment or deficiency relating to any of such Tax Returns or otherwise, has been proposed in writing by any Tax authority; (v) there are no outstanding summons or other document requests with respect to any Tax Returns of any Core Subsidiary or the Taxes reflected on such Tax Returns or any other Tax liability imposed on any Core Subsidiary; (vi) there are no pending or, to the Knowledge of Seller, threatened actions or proceedings for the assessment or collection of Taxes against any Core Subsidiary; (vii) there are no Liens for any material Taxes on any assets of any Core Subsidiary other than liens for Taxes not yet due or payable or which a Seller Group Entity is contesting in good faith through appropriate proceedings, as set forth on Schedule 3.10(a); (viii) to the Knowledge of Seller, no claim has been made by a Tax Authority in a jurisdiction where Tax Returns are not filed by or on behalf of any of the Core Subsidiaries that any such Core Subsidiary is or may be subject to taxation by that jurisdiction; and (ix) all material Taxes required to be withheld, collected or deposited by any of the Core Subsidiaries, have been timely withheld, collected or deposited and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority. For purposes hereof, “Tax” or “Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and “Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with the Internal Revenue Service or any other governmental body or tax authority or agency, whether domestic or foreign, including any consolidated, combined or unitary tax return.

(b) Extension of Statute of Limitations; Rulings. Except as set forth on Schedule 3.10(b): (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the SUSA Group may be subject; and (ii) no Core Subsidiary has made any written requests for rulings that are currently outstanding that could affect the Taxes of any Core Subsidiary.

(c) Foreign Person. Seller is not a foreign person within the meaning of Section 1445(f) of the Code.

(d) Listed Transaction. No Core Subsidiary is a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code or a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).

(e) Affiliates. Except as set forth on Schedule 3.10(e), no Core Subsidiary has been a member of an affiliated, consolidated, combined or unitary group.

(f) Payments. The Core Subsidiaries have not made any payments, are not obligated to make any payments and are not a party to any agreement that under certain circumstances could obligate any of them to make any payments relating to the Core Subsidiaries that will not be deductible under Section 162(m) or 280G of the Code.

(g) Carryover. No loss carryover, Tax credit carryover or other Tax attribute of the Core Subsidiaries is currently subject to a limitation under Sections 382 or 383 of the Code or similar provisions of state, local or foreign law.

(h) Liability. Except as set forth on Schedule 3.15(d), no Core Subsidiary has any liability for the Taxes of any person other than such Core Subsidiary (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by express provision in a written contract.

(i) Status. Except as set forth on Schedule 3.10(i), each Core Subsidiary that is a partnership, joint venture or limited liability company is properly classified for US federal income tax purposes as a partnership or treated as a disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

3.11 Labor Matters. No Core Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Employees, nor does Seller have any Knowledge of any activities or proceedings of any labor union to organize any such Employees. To the Knowledge of Seller, there are no strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any Employees which would individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect. Except as set forth on Schedule 3.11, all employees of the Self Storage Business to the extent operated by or for the Core Subsidiaries are employees of either SUSA or SUSA-TN LLC and all such employees of SUSA will as of the Closing Date be employees of New SUSA or a Subsidiary of New SUSA.

3.12 ERISA.

(a) Except for the plans described on Schedule 3.12 (the “New SUSA Plans”), no Seller Controlled Entity sponsors, maintains, contributes to or has any obligation to contribute to, or has (or may have) liability under any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), or any employment, consulting, or other employee benefit plan, understanding, agreement, arrangement, policy or payroll practice, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), layoff, dependent care, legal services, cafeteria, health, dental, vision, accident, change of control, termination, hospitalization, medical insurance, life insurance, tuition reimbursement and scholarship programs.

(b) Seller has made available to Investor A copies that are true and complete in all material respects of each of the following: (i) each New SUSA Plan document; (ii) all related trust agreements or annuity agreements (and any other funding Document) for each New SUSA Plan; (iii) for the most recent plan year, the annual report (Form 5500 series) on each New SUSA Plan that has been filed with any governmental agency (including financial statements and any actuarial reports); (iv) the current summary plan description and subsequent summaries of material modifications for each New SUSA Plan, if applicable; and (v) all IRS rulings, opinions or technical advice relating to any New SUSA Plan and all correspondence relating to the request for and receipt of each ruling, opinion or technical advice.

(c) The Seller Controlled Entities have timely made all contributions, premiums, and other payments required by and due under the terms of each New SUSA Plan and have taken no actions relating to any New SUSA Plan that will increase Investor A’s, Seller’s or any of the SUSA Group Entities’ obligations under any New SUSA Plan in any material respect.

(d) Each New SUSA Plan intended to be a qualified plan pursuant to Code Section 401(a) has been determined by the Internal Revenue Service to be so qualified and has been administered in compliance with its own terms. Each New SUSA Plan complies with, and no Seller Controlled Entity has received any claim or notice that any such New SUSA Plan is not in compliance with, its terms, the terms of ERISA, the Code and all other applicable law.

(e) No Seller Controlled Entity (i) has ever maintained any Plan that has been subject to Title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”), or (ii) has ever provided health care or any other non-pension benefits to Employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

(f) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or, to the Knowledge of Seller, threatened against any Majority Subsidiary, alleging any breach of the terms of any New SUSA Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such plan.

(g) Immediately prior to the Closing, no New SUSA Plan shall cover or otherwise benefit any individuals other than current or former Employees (and their dependents and beneficiaries) and, if applicable, independent contractors. No Plan maintained by any Seller Controlled Entity is or will be directly or indirectly binding on or result in any liability to Purchaser or its Affiliates by virtue of the transactions contemplated hereby.

(h) No Seller Controlled Entity is now (or has been at any time during the past year), or is now (or has been at any time during the past year) as affiliate (as defined in Section V(c) of Prohibited Transactions Class Exemption 84-14) of, any of the Trustees of the Western

Conference of Teamsters Pension Trust Fund. In addition, no Seller Controlled Entity is a party in interest (as defined in Section 3(14) of ERISA) with respect to the PRISA II 10% Plan or any of the PRISA III 10% Plans, other than by reason of providing services to a PRISA II 10% Plan or a PRISA III 10% Plan, the case may be, or by reason of a relationship to such a service provider described in Section 3(14)(F), (G), (H) or (I) of ERISA. Further, no Seller Controlled Entity exercises discretionary authority, control, responsibility or influence with respect to the investment of assets of a PRISA II 10% Plan in Prudential Property Investment Separate Account II (“PRISA II”) or a PRISA III 10% Plan in Prudential Property Investment Separate Account III (“PRISA III”) or has discretionary authority, control, responsibility or influence with respect to the management or disposition of the assets of a PRISA II 10% Plan held in PRISA II or PRISA III 10% Plan held in PRISA III.

3.13 No Condemnation. As of the date hereof, except as set forth on Schedule 3.13, (a) there are no pending or, to the Knowledge of Seller, threatened condemnation, expropriation, requisition or similar proceedings against any Core Property or any portion thereof that would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (b) to the Knowledge of Seller, there are no pending or threatened condemnation, expropriation, requisition or similar proceedings against any other Property or any portion thereof that would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (c) no Core Subsidiary has received written notice that any such proceeding is contemplated. Schedule 3.13 lists all pending or, to the Knowledge of Seller, threatened condemnation, expropriation, requisition or similar proceedings against any Core Property or any portion thereof.

3.14 Environmental Matters. To the Knowledge of Seller, Seller has made available to the Purchaser Parties all environmental studies, investigations, reports, audits, assessments, licenses, permits and agreements relating to each of the Core Properties’ compliance or noncompliance with Environmental Laws within the Core Subsidiaries’ possession or control (collectively, “Existing Environmental Reports”). Except as set forth in the Existing Environmental Reports or as set forth on Schedule 3.14, through the date hereof, no Core Subsidiary, within thirty-six (36) months prior to the date hereof, has made any report or disclosure to any Governmental Entity relating to a release or threatened release of Hazardous Substances to or from any Core Property, in each case except to the extent such matters would not reasonably be expected to have individually or in the aggregate a Seller Material Adverse Effect. Except as set forth in the Existing Environmental Reports, to the Knowledge of Seller there are no underground storage tanks located on any Core Property. Notwithstanding any other provision of this Agreement, this Section 3.14 sets forth Seller’s sole and exclusive representations and warranties with respect to Hazardous Materials, Seller’s compliance with or liabilities under Environmental Laws, and other environmental matters.

3.15 Material Contracts.

(a) Schedule 3.15(a) (with paragraph references corresponding to those set forth below) contains a true and complete list of all of the following Contracts (collectively, the “Material Contracts”) to which any Core Subsidiary is a party or by which any of their respective Core Properties is bound:

(i) all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of any Core Subsidiary;

(ii) all Contracts relating to construction, capital expenditures or purchases of material, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case requiring aggregate payments by any Core Subsidiary in excess of $250,000 during their remaining term following the Closing Date;

(iii) all Contracts involving Indebtedness of any Core Subsidiary;

(iv) any management, service, consulting, financial advisory or any other similar type of Contract and any Contracts with any investment or commercial bank, in each case involving aggregate payments or obligations by any Core Subsidiary in excess of $250,000 during their remaining term following the Closing Date;

(v) all Contracts limiting in any material respect the ability of any Core Subsidiary to engage in any line of business other than the Self Storage Business or to compete with any Person as it relates to the Self Storage Business;

(vi) all Contracts and executed letters of intent involving the future disposition or acquisition of assets or Properties, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(vii) all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement, except for the Organizational Documents, in each case involving aggregate payments or obligations by any Core Subsidiary in excess of $250,000 during their remaining term following the Closing Date;

(viii) all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, in each case providing for aggregate payments under each such Contract by any Core Subsidiary in excess of $250,000 during their remaining term following the Closing Date, other than any such Contracts concerning the routine collection of debts entered into in the ordinary course of business;

(ix) all franchise agreements to which any Core Subsidiary is a party as franchisor (the “Franchise Agreements”);

(x) all management agreements to which any Core Subsidiary is a party as manager;

(xi) all guarantees of third party obligations by any Core Subsidiary; and

(xii) all Contracts entered into outside of the ordinary course of business (including any leases and subleases to which any Core Subsidiary is party as lessor or tenant outside of the ordinary course of business) not disclosed pursuant to any Schedule, involving payments or obligations for the remaining term of such Contracts from and after the Closing in excess of $250,000 by any Core Subsidiary which have a remaining stated term in excess of one (1) year or are not terminable by the applicable Core Subsidiary without penalty or premium within one (1) year from the date hereof.

Notwithstanding anything above in (i) through (xii), “Material Contracts” shall not include any Contract that (1) is terminable upon 30-days notice without penalty or premium, (2) will be fully satisfied at or prior to the Closing, (3) provides for aggregate payments by a Core Subsidiary of less than $250,000 during the remaining term of such Contract following the Closing Date, or (4) is a Tax Protection Agreement, Ground Lease, Building Lease, Space Lease or Non-Self Storage Lease.

(b) Each Material Contract to which any Core Subsidiary is a party constitutes a legal, valid and binding obligation of such Core Subsidiary. None of the Core Subsidiaries and, to the Knowledge of Seller, no third party, is in violation or breach of, or default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a violation, breach of, or default under any such Material Contract by such Core Subsidiary or, to the Knowledge of Seller, such third party.

(c) Seller has made available to the Purchaser Parties copies that are true and complete in all material respects (or if none exist, reasonably complete and accurate written descriptions) of each Material Contract, together with all amendments and supplements thereto.

(d) No Core Subsidiary is a party or is subject, directly or indirectly, to any Tax Protection Agreement other than those Tax Protection Agreements listed on Schedule 3.15(d), and copies of such Tax Protection Agreements that are true, correct and complete in all material respects have been made available to the Purchaser Parties. The Core Subsidiaries have complied with all material terms of each Tax Protection Agreement. As used herein, a “Tax Protection Agreement” is an agreement that has as one of its purposes to permit a Person to take the position that such person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to a Core Subsidiary that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of a Core Subsidiary, (ii) requires that any Core Subsidiary maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the Core Properties, or (iii) requires that any Core Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including through a “deficit restoration obligation,” guarantee (including a “bottom” guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of any Core Subsidiary.

3.16 Existing Loans.

(a) Schedule 3.16(a) sets forth a complete list of all loans affecting the Core Properties and all other loans to, and debt for borrowed money of, each Core Subsidiary, other than the Indebtedness referred to in Section 10.2(e), that will not be paid in full, cancelled and discharged, or insured over by the Title Company at Closing (collectively, the “Existing Loans”) and sets forth the borrower, the original lender and the current holder (to the extent that a Core Subsidiary has received written notice of the assignment thereof), the original principal balance, the outstanding principal balance as of December 31, 2004, the interest rate, the monthly payment, the maturity date, and any balloon payment with respect to the Existing Loans. Copies of the principal loan documents in connection with the Existing Loans (“Existing Loan Documents”) previously made available to the Purchaser Parties are true, correct and complete in all material respects. No material breach or default has occurred, or is continuing, under the Existing Loan Documents, and no event has occurred that, with notice or lapse of time, or both, would constitute a material breach or default under the Existing Loan Documents.

(b) To the Knowledge of Seller, Schedule 3.16(b) sets forth a complete list as of the date hereof of all loans affecting the Non-Core Properties and all other loans to, and debt for borrowed money of, each Non-Core Subsidiary that will not be paid in full, cancelled and discharged, or insured over by the Title Company at Closing and sets forth the Property name, number and location, the percentage of direct or indirect ownership interest by SUSA, the borrower, the lender, the maturity date, the original loan amount and the outstanding principal balance as of March 2005 of such loans.

(c) Schedule 3.16(c) sets forth a complete and accurate list as of the date hereof of all loans made by any Core Subsidiary to franchisees (the “Franchise Loans”), the property name and number, the description of collateral, the borrower, the original lender and current holder, the original principal balance, the outstanding principal balance as of December 31, 2004, the interest rate, the monthly payment, the maturity date and any permitted extensions thereof, any balloon payment, and identification of any lender’s policy of title insurance. All copies of the principal loan documents and lender’s title insurance policies in connection with the Franchise Loans (“Franchise Loan Documents”) have been made available to the Purchaser Parties, and such documents previously made available to the Purchaser Parties are true, correct and complete in all material respects. The Core Subsidiary named as a lender under the Franchise Loan Documents has not assigned, pledged, hypothecated or otherwise transferred the Franchise Loan Documents. To the Knowledge of Seller, as of the date hereof, no borrower is in default in any material respect under any of the Franchise Loans, except as set forth on Schedule 3.16(c).

3.17 No Purchase Rights. Except as set forth in Schedule 3.17 (the agreements listed therein are being referred to as the “Purchase Rights”), in the Organizational Documents of any Non-Core Subsidiary, or in the Existing Loan Documents, no Core Subsidiary is bound by any contract for the sale of any Core Property that is outstanding or any outstanding rights of first refusal, rights of first offer, buy-sell rights or options to purchase any of the Core Properties or any direct ownership in the Core Properties or portion thereof.

3.18 Financial Advisor. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co., Incorporated, the fees and expenses of which will be paid by Seller, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

3.19 Intellectual Property.

(a) Except as set forth on Schedule 3.19(b) and other than with respect to software programs that are commercially available on a general basis, the Core Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property used in or reasonably necessary to conduct the Self Storage Business, except where the failure to own, license or have rights to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b) The execution and delivery of this Agreement and the consummation of the Transactions will not result in the breach of, or create on behalf of any third party the right to terminate or modify any license, sublicense or other agreement relating to any Intellectual Property or any software programs that are not commercially available on a general basis, including any software that is incorporated in or forms a part of any product or service sold, licensed, leased or used by or expected to be sold, licensed, leased or used by any of the Core Subsidiaries, except for such breaches and right to terminate or modify as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Schedule 3.19(b) sets forth a complete and accurate list of (i) the patents, registered trademarks and service marks, material unregistered trademarks and service marks, domain name registrations, registered copyrights and material unregistered copyrights owned by the Core Subsidiaries and (ii) all material software license agreements and all other material license agreements of the Core Subsidiaries. The Core Subsidiaries are the sole and exclusive owners of all Intellectual Property covered by (i) above, free and clear of all Liens.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect, (i) all patents and all trademark, service mark, domain name and copyright registrations and applications for any of the foregoing which are held by the Core Subsidiaries are valid, subsisting and in full force and effect and (ii) the Core Subsidiaries have taken all reasonable measures to protect the proprietary, and in the case of trade secrets, confidential, nature of the Core Subsidiaries’ Intellectual Property. To the Knowledge of Seller, no other Person is infringing, violating or misappropriating any of the Core Subsidiaries’ Intellectual Property, except for infringements, violations or misappropriations which would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.

(d) To the Knowledge of Seller, none of the (i) products sold by any of the Core Subsidiaries or (ii) business or activities conducted by any of the Core Subsidiaries infringes, violates or constitutes a misappropriation of, or has infringed, violated or constituted a misappropriation of, any Intellectual Property of a third party (including any software programs and applications that are commercially available), except for infringements, violations or misappropriations which would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect. None of the Core Subsidiaries has received any written (or Seller has any Knowledge of any) complaint, claim or notice alleging any such infringement, violation or misappropriation.

3.20 Insurance. Schedule 3.20 sets forth a complete and correct list of all policies held by or on behalf of the Core Subsidiaries relating to the Core Properties and a brief description of such policies, including the names and addresses of the insurers, the principal insured and each named insured, the policy number and period of coverage, the expiration dates, the annual premiums and payment terms and the amount of any deductible. Seller has delivered or made available to the Purchaser Parties a complete and correct copy of all such policies together with all riders and amendments thereto. All premiums due and payable on the insurance policies listed on Schedule 3.20 have been paid and, except for cancellation or termination notices received in the ordinary course in connection with insurance policies that are to be renewed on or prior to June 15, 2005, no notice of cancellation or termination has been received with respect to any such policy.

3.21 Compliance with Restrictions. Except as set forth in Schedule 3.21, to the Knowledge of Seller, each of the Core Subsidiaries has complied in all respects and is in compliance in all respects with all applicable Laws (other than Environmental Laws), except as would not, individually or in the aggregate with respect to Core Properties, reasonably be expected to result in a Seller Material Adverse Effect. None of the Core Subsidiaries has received any written notice that any material violation of any such Law by such Core Subsidiary is or may be alleged.

3.22 Affiliate Transactions. Except as set forth in Schedule 3.22 and except for the Organizational Documents, (a) there are no Contracts, Leases, liabilities, obligations or other existing arrangements between Seller or any of the Core Subsidiaries, on the one hand, and either (i) any Affiliate of Seller, or (ii) any other Core Subsidiary, on the other hand and (b) no Core Subsidiary or any officer or director of any Core Subsidiary possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of any Core Subsidiary. Ownership of securities of a company whose securities are registered under the Exchange Act, of two percent (2%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.22.

3.23 Definition of Knowledge of Seller. As used in this Agreement, the phrase to the “Knowledge of Seller” (or words of similar import) means the current, actual, conscious (and not constructive, imputed or implied) knowledge of the persons named on Schedule 3.23 without having made a review of files or other independent inquiry. No such person shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any other documents, agreements or instruments related thereto or any of the representations made by Seller being or becoming untrue, inaccurate or incomplete in any respect.

3.24 Schedule References. Any item disclosed in one Section or Schedule shall be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant only to the extent the relevance of such disclosure in such Section or Schedule where the item has not been disclosed is reasonably apparent.

3.25 Effect of Pre-Closing Actions. If any representation or warranty of Seller shall fail to be true and correct in any respect on the Closing Date and such failure is the result of Seller taking any action after the date of this Agreement that is expressly permitted by the terms of Section 5.1 or otherwise consented to in writing by Purchaser (or such other party as may be applicable), such representation or warranty shall be deemed true and correct on the Closing Date to the extent of such failure for all purposes of this Agreement, including for purposes of Articles VIII, IX and X hereof.

IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES AND INVESTOR B

Except as set forth in the Disclosure Schedules delivered by the Purchaser Parties and Investor B to Seller and dated of even date herewith, each of Purchaser (severally with respect to each entity that comprises Purchaser), Investor A and Investor B represents and warrants (severally with respect to all representations and warranties) to Seller as follows:

4.1 Organization, Power and Authority of the Purchaser Parties and Investor B. Such Purchaser Party and Investor B is a limited partnership, limited liability company, or corporation, as applicable, duly formed and validly existing under the Laws of the corresponding states identified in the Preamble, and has the requisite limited liability company, limited partnership or corporate power and authority, as applicable, to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted. Such Purchaser Party and Investor B has the requisite limited liability company, limited partnership or corporate power and authority, as applicable, (i) to enter into this Agreement and all documents contemplated hereunder to be entered into by such Purchaser Party or Investor B, (ii) to perform its obligations hereunder and thereunder and (iii) to consummate the Transactions. The execution and delivery by such Purchaser Party or Investor B of this Agreement and all documents contemplated hereunder to be executed and delivered by such Purchaser Party or Investor B and the consummation by it of the Transactions have been duly authorized by all necessary limited partnership, limited liability company, or corporate action, and no other limited partnership, limited liability company, or corporate proceedings on the part of such Purchaser Party, Investor B or their respective partners, shareholders or members are necessary to authorize any of the foregoing. This Agreement has been, and all documents contemplated hereunder to be executed by such Purchaser Party or Investor B, when executed and delivered will have been, duly executed and delivered by such Purchaser Party or Investor B, and shall constitute the valid and binding obligation of such Purchaser Party and Investor B, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights and by general principles of equity.

4.2 Noncontravention; Consents.

(a) The execution and delivery by such Purchaser Party or Investor B of this Agreement and all documents contemplated hereunder to be executed and delivered by such Purchaser Party or Investor B do not, and the consummation of the Transactions contemplated hereunder and thereunder and compliance by such Purchaser Party or Investor B with the provisions hereof and thereof will not, conflict with, or result in any violation of, or result in the creation of any Lien upon any of such Purchaser Party or Investor B’s assets under: (i) the Organizational Documents of such Purchaser Party or Investor B, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, management or other material agreement or instrument applicable to such Purchaser Party or Investor B, or (iii) any Laws applicable to such Purchaser Party and Investor B, other than, in the case of clause (ii) or (iii), any such conflicts, violations or Liens that individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

(b) Except as set forth in Schedule 4.2(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required under (i) any of the terms, conditions or provisions of any Law applicable to any Purchaser Party and Investor B or by which any of their respective properties or assets may be bound, or (ii) any Contract to which any Purchaser Party or Investor B is a party or by which any of them or any of their respective assets or properties may be bound, in connection with the execution and delivery by such Purchaser Party and Investor B of this Agreement and all documents contemplated hereunder or the consummation by such Purchaser Party and Investor B of the Transactions, except for (A) any filing required to effect the Transactions described in Section 5.6, and (B) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Purchaser Material Adverse Effect.

4.3 Financial Advisor. No broker, investment banker, financial advisor or other Person, other than UBS Securities LLC, the fees and expenses of which will be paid by Investor A, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Purchaser Party.

4.4 Litigation. There is no suit, action, proceeding or investigation pending or, to the Knowledge of such Purchaser Party or Investor B, threatened against or affecting such Purchaser Party or Investor B that, individually or in the aggregate, if decided adversely to such Purchaser Party or Investor B, would have a Purchaser Material Adverse Effect.

4.5 Funding. At the Closing the Purchaser Parties and Investor B will have sufficient cash on hand or credit facilities with available borrowings from financially responsible third parties, or a combination thereof, sufficient to enable them to timely consummate the Transactions.

4.6 Investment Representation. Each Purchaser is purchasing the Purchased Interests for its own account and not with a view to the sale or distribution thereof (within the meaning of the securities laws). Each Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933.

V. COVENANTS

5.1 Conduct of the Self Storage Business Pending Transfer. Except as set forth on Schedule 5.1, prior to the Closing Date or the earlier termination of this Agreement, except as (i) otherwise permitted or required by or necessary to perform Seller’s obligations under this Agreement or effect any of the Transactions, or (ii) consented to in writing by Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, Seller will, and will cause each of the Majority Subsidiaries to, and will not cause any Minority Subsidiary to take any action or omit to take any action such that such Minority Subsidiary does not:

(a) Operate, manage, lease and maintain the Properties in the usual, regular and ordinary course and in substantially the same manner as heretofore, subject to ordinary wear and tear and damage by fire or other casualty;

(b) Use commercially reasonable efforts to preserve intact its business, organization and goodwill;

(c) Confer on a regular basis with one or more representatives of Purchaser to report any proposals to engage in any material transactions, and promptly provide Purchaser with all material notices received by any Core Subsidiary under or in respect of the Organizational Documents of any Subsidiary, any Ground Lease, any Space Lease, any Building Lease, any Contract, any Purchase Right, any Franchise Loan or any Existing Loan, and promptly provide to Purchaser all material correspondence with respect to any of the foregoing or to or from any of the Outside Partners of SUSA;

(d) Maintain its books and records in accordance with the accounting principles currently utilized by it, consistently applied, and not change in any material manner any of its methods, principles or practices of accounting currently in effect, except as may be required by applicable Law or GAAP;

(e) Duly and timely file, in accordance with past practice, all material reports, Tax Returns and other documents required to be filed with federal, state, local and other Governmental Entities, subject to extensions permitted by Law, and pay all material Taxes then due (whether or not such Taxes are shown as due on such reports, Tax Returns or other documents);

(f) Not do any of the following without the prior written consent of Purchaser, which consent (except in the case of item (i) below, as to which Purchaser shall be entitled to grant or withhold their consent in their sole and absolute discretion) shall not be unreasonably withheld, delayed or conditioned and Purchaser shall use their commercially reasonable efforts to respond to Seller regarding such consent within five (5) Business Days of any request for such consent:

(i) acquire or sell or ground lease, or enter into any option or agreement to acquire or sell or ground lease, or exercise an option or contract to acquire, sell or ground lease any of the Properties or any additional real property or any part thereof or interest therein, other than with respect to the Restructuring, Transactions, Purchase Rights, leases of the kind described in Section 3.5(f) entered into in the ordinary course of business, and the proposed and/or pending transactions identified in Schedule 5.1(f)(i);

(ii) open or close any facility or office material to the Self Storage Business, except as set forth on Schedule 5.1(f)(ii);

(iii) make any loans or advances to any other Person, except advances to employees in the ordinary course of business;

(iv) encumber or subject to any Lien any of the Core Properties or Purchased Interests other than Permitted Encumbrances, or take or omit to take any action that results in a Lien, other than a Permitted Encumbrance, being imposed on any of the Core Properties or the Purchased Interests;

(v) terminate or assign any Material Contract, the Existing Loan Documents, the Space Leases, the Building Leases, the Ground Leases or the Franchise Loan Documents or modify any of the foregoing in a manner that would materially increase the post-Closing monetary or performance obligations of Purchaser, except as set forth on Schedule 5.1(f)(v);

(vi) transfer, sell or assign, or enter into any option or agreement to transfer, sell or assign, or exercise an option or contract to transfer, sell or assign, the Purchased Interests or the Properties, other than with respect to the Restructuring and the proposed and/or pending transactions identified in Schedule 5.1(f)(vi);

(vii) enter into any Material Contract, Ground Lease, Building Lease, Non-Self Storage Lease, Space Lease or Franchise Loan other than in the ordinary course of business (including the performance of routine capital expenditures and emergency capital repairs), or in connection with the Restructuring or the proposed and/or pending transactions identified in Schedule 5.1(f)(i);

(viii) amend any of the Organizational Documents of any Subsidiary other than in connection with the Restructuring;

(ix) incur, create or assume any Indebtedness except Indebtedness (w) incurred in connection with the Restructuring, (x) incurred in the ordinary course of business that does not individually exceed $250,000, (y) that shall be satisfied and discharged prior to the Closing Date, or (z) that shall be reflected as reductions of Estimated Net Assets on the Estimated Net Assets Statement or as reductions of Net Assets on the Closing Net Assets Statement (counting obligations or liabilities arising from one transaction or a series of related transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single incurrence);

(x) make or change any Tax election or adopt or change any method of Tax accounting or settle or compromise any Tax liability if such action would have the effect of increasing the Tax liability attributable to a Post-Closing Tax Period or reducing any Post-Closing Tax Period asset of any Subsidiary or Purchaser by more than $100,000 for any individual item or $500,000 in the aggregate.

(xi) enter into, adopt, amend or terminate any Plan, increase in any manner the compensation (including, but not limited to, wages, salaries, bonuses or any other remuneration) or benefits of any director, officer, employee or consultant or pay or otherwise grant any benefit not required by any Plan, or enter into any contract to do any of the foregoing, except to the extent required by applicable Law, and other than increases of wages and salaries and payment of bonuses and other remuneration scheduled to occur in the ordinary course of business;

(xii) enter into or offer to enter into or amend, terminate or waive any right under any employment or consulting arrangement with any Person or any group of Persons, except to the extent the same is done in the ordinary course of business with respect to any employment or consulting arrangement of property level employees and consultants;

(xiii) cancel any debts or waive any claims or rights of substantial value outside of the ordinary course of business;

(xiv) enter into any Contract with any of their respective officers, directors or Affiliates, other than in the ordinary course of business consistent with past practices, or in connection with Contracts that are terminable upon 30-days’ notice without penalty or premium or which would be satisfied and fully discharged at or prior to the Closing;

(xv) authorize the issuance, issuing, selling or delivering of (A) any capital stock of, or other equity or voting interest in, any Core Subsidiary or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any shares of capital stock of, or other equity or voting interest in, any Core Subsidiary, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any Core Subsidiary, except in connection with the Restructuring;

(xvi) split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of, or other equity or voting interest in, any Core Subsidiary, or make any other change in the capital structure of the Core Subsidiaries, unless obligated to do so pursuant to the Organizational Documents of Core Subsidiaries;

(xvii) compromise or settle any liability insurance claims or other litigation relating to the Self Storage Business, this Agreement or the Transactions contemplated hereby, other than any settlements that do not require any payments following the Closing Date or that will be reflected as reductions of Estimated Net Assets on the Estimated Net Assets Statement or the Closing Net Asset Statement and do not impose any material obligations or liabilities on any Subsidiary following the Closing Date;

(xviii) enter into any commitments or agreements with any Governmental Entity affecting any Core Property or commence any rezoning proceedings, other than commitments, agreements or proceedings entered into or commenced in the ordinary course of business and that do not impose any material economic burden in each case on such Core Property or do not involve settlement of any environmental Claims;

(xix) modify, amend or change in any way, any existing Tax Protection Agreement, or enter into any new Tax Protection Agreement; or

(xx) agree or otherwise commit to take, any of the foregoing actions.

(g) Keep in full force and effect with respect to the Core Properties (or, in the case of the Non-Core Subsidiaries, the Non-Core Properties) policies of insurance providing coverage at least as extensive as the policies covering the applicable Property on the date hereof.

5.2 Assumption of Obligations. At the Closing, each Purchaser and Investor A agree to severally assume all obligations of the Seller Persons (other than the Subsidiaries and their direct and/or indirect subsidiaries) (each such Person, a “Guarantor”) arising under each guaranty, indemnity, letter of credit or other undertaking in respect of one (1) or more of the Existing Loans and third party loans to any Non-Core Subsidiaries (each, a “Continuing Loan Guaranty”) on such terms and pursuant to such documentation as the lender or other beneficiary thereof may reasonably require or to prepay any remaining Existing Loan in full; provided that such obligations shall be assumed only by the Purchaser acquiring an interest in the Property related to each such loan. The Purchaser Parties and Seller will use commercially reasonable efforts to cause the lender under each Existing Loan or other beneficiary to fully release and discharge each Guarantor from all obligations under each Continuing Loan Guaranty to which it is a party or by which it is bound, including each Purchaser, as applicable, and Investor A executing documents reasonably requested by the lenders or other beneficiaries, and to obtain payoff letters from the holders of the Existing Loans which the Purchaser Parties wish to repay at the Closing. If any lender or other beneficiary is unwilling to release and discharge any Guarantor from a Continuing Loan Guaranty, Purchaser and Investor A shall severally indemnify the Guarantor against any liability arising under the Continuing Loan Guaranty pursuant to an indemnity agreement in form and substance reasonably acceptable to the Purchaser Parties and Seller. The Purchaser Parties and Seller will use commercially reasonable efforts to cause lenders or other beneficiaries to (i) accept replacement letters of credit from the appropriate Purchaser Party or otherwise and (ii) release the current obligor and any cash or property securing any such existing letter of credit.

5.3 Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, the Purchaser Parties, Investor B and Seller will use commercially reasonable efforts to promptly take, or cause to be taken, as applicable, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, permits and approvals from Governmental Entities and the making of all necessary registrations as to which such consent, approval or waiver relates and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) in the case of Investor A and Seller, the preparation of the LP Offer and the other materials and correspondence conveyed to the Outside Partners of SUSA in connection therewith, (iv) subject to the terms of Article X, the defending of themselves in any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

5.4 No Alternative Transaction. Seller will not take or authorize or permit any Affiliate of Seller (or authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller or any such Affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, participate in any discussions, facilitate, encourage or accept any offer or inquiry from any Person (a) that would reasonably be expected to lead to an Alternative Transaction; (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Alternative Transaction; or (c) to furnish or cause to be furnished any information with respect to the Seller or any of its Subsidiaries to any Person who Seller or such Affiliate (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering an Alternative Transaction. As used herein, “Alternative Transaction” means any sale or other disposition of the Purchased Interests, Properties or all or any substantial portion of the Self Storage Business.

5.5 Public Announcements. Seller, Investor B and the Purchaser Parties shall use commercially reasonable efforts to agree on the description of the Transactions contemplated by this Agreement contained in the initial press releases to be issued by the parties with respect to their execution and delivery of this Agreement. Each party will use commercially reasonable efforts to consult with the other parties before issuing, and provide the other parties the opportunity to review and comment upon, any press release or other written public statement that contains a description of the Transactions (other than any such press release or public statement that contains only such description as has been previously agreed upon), and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. Each party shall be entitled to discuss, on a confidential basis, the terms of the Transactions and confidential information regarding the Self Storage Business with rating agencies and potential sources of financing for consummation of the Transactions. Except to the extent modified by the foregoing provisions, the Confidentiality Agreement dated as of October 11, 2004 between Investor A and Seller (the “Confidentiality Agreement”) shall remain in full force and effect, notwithstanding the execution and delivery, or any termination, of this Agreement.

5.6 Conveyance Taxes. The Purchaser Parties and Seller will reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.

5.7 Allocation of Estimated Purchase Price. The Purchaser Parties shall prepare and present to Seller a proposed allocation of the Estimated Purchase Price (and all other capitalized costs) among the assets of the SUSA Group in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) within sixty (60) calendar days after the Closing Date. Such allocation by the Purchaser Parties shall be consistent with the purchase price for interests in New SUSA set forth in Section 1.3. Seller shall notify Investor A within fifteen (15) calendar days of the receipt of the proposed allocation of any objections that Seller has with respect thereto and the changes that Seller would make as a result thereof. If Seller has no objections, or if the Purchaser Parties agree to the changes proposed by Seller, such allocation (as so modified) shall be binding upon Seller. If the Purchaser Parties and Seller cannot resolve any disagreements with respect to the proposed allocation within fifteen (15) calendar days after Seller delivers to Investor A any objections thereto, the Purchaser Parties and Seller jointly shall select an independent valuation expert to resolve such differences, with the fees and costs of such valuation expert to be shared equally between the Purchaser Parties, on the one hand, and Seller, on the other hand, and with the decision of such valuation expert as to any matters in dispute between the Purchaser Parties and Seller to be binding and conclusive on the Purchaser Parties and Seller. Seller, the Purchaser Parties and their respective Affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by the Purchaser Parties (with such changes thereto as shall be proposed by Seller and agreed to by the Purchaser Parties or as shall be determined by the third party valuation expert as set forth above). Seller, the Purchaser Parties shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as may reasonably request in preparing such allocation. Neither the Purchaser Parties nor Seller shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation, as finally determined as set forth above, unless required to do so by applicable law.

5.8 Employee Matters.

(a) Pursuant to a separate disclosure statement of even date herewith, Seller has furnished to Investor A a true and complete list and job title of each individual who is employed by a Seller Controlled Entity on the date hereof in connection with the Self Storage Business (the “Employees”), along with his or her date of hire, position, base salary or wage rate and most recent annual bonus. Immediately prior to Closing, Seller shall cause SUSA to transfer all Employees of SUSA and SUSA-TN LLC to New SUSA, and Seller will and will cause SUSA to terminate its employment relationship with each Employee. Except as otherwise provided herein, the terms and conditions of the Employees’ employment with New SUSA will be the same terms and conditions that were in effect with respect to each Employee immediately prior to each Employee’s transfer to New SUSA; provided, however, that for the period of twelve (12) months from and after the Closing the Employees will be provided with the same (or substantially comparable) employee pension, welfare, severance and benefit plans, programs and arrangements that are available to similarly situated employees of Investor A on the Closing Date, but in no event will the pension, welfare, severance and benefit plans, programs and arrangements and salary and wages provided to any such Employee during such twelve (12) months period be less favorable in the aggregate than the programs and arrangements and salary and wages applicable to such Employee immediately prior to the Closing Date; provided further, that Seller and Investor A shall cooperate in establishing such new employee benefit plans and programs to be effective as of the Closing Date to effect the immediately preceding proviso, and, with respect thereto, Seller agrees to provide Investor A with all reasonable assistance as is reasonably necessary. In determining an Employee’s eligibility to participate in and vesting under Investor A’s employee pension, welfare and benefit plans, programs and arrangements, and the level of vacation and sick pay benefits under Investor A’s policies, the Employees will receive full credit for all service with Seller Controlled Entities prior to the Closing (to the same extent such Employees received such credit with respect to such plans, programs and arrangements maintained by the applicable Seller Controlled Entity), but any vacation or sick time taken for the year in which the Closing occurs while employed by a Seller Controlled Entity will reduce the amount of vacation or sick time that will be available to the Employee under Investor A’s vacation or sick policy during the year in which the Closing occurs. Investor A will provide group health coverage to the Employees and their dependents without imposing any pre-existing condition exclusions, waiting periods or actively-at-work requirements, except to the extent such requirements were applicable to the Employee or dependent under a Seller Controlled Entity’s applicable group health plan immediately prior to the Closing Date. Any group health plan made available by Investor A to Employees and their beneficiaries will provide credit for any deductibles, co-payments and out-of-pocket limits applied or made with respect to each Employee or beneficiary in the calendar year of the Closing Date. Seller and Investor A shall each be responsible for fifty percent (50%) of the cost of retention bonuses provided to the Employees pursuant to any arrangements entered into by the Core Subsidiaries prior to the Closing Date. Investor A shall pay all severance costs, but shall not have any responsibility for the payment of severance costs with respect to the GE Employees set forth on Schedule 3.11 or as a result of any transfer of any Employee from SUSA to New SUSA pursuant to the Reorganization Agreement or the transactions contemplated thereby.

(b) Seller and SUSA will be responsible, in accordance with the terms of the applicable welfare plans as in effect immediately prior to the Closing, for all medical and dental claims incurred prior to the Closing Date by Employees and former employees and their dependents; for the avoidance of doubt, a claim shall be “incurred” on the date of the provision of the underlying service or product.

(c) With respect to each New SUSA Plan, effective immediately prior to Closing, SUSA will take all actions necessary to transfer the roles of plan sponsor and plan administrator from SUSA to New SUSA.

(d) Notwithstanding anything here in to the contrary, no provision of this Section 5.8 will create any third party beneficiary or other rights in any employee or former employee, including any dependent, survivor or beneficiary thereof, of Seller or its Affiliates in respect of continued employment (or resumed employment) with either Investor A or its Affiliates and no provision of this Section 5.8 shall create any other rights in any such persons, including in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement which may be established or made available by Investor A or its Affiliates to the Employees

5.9 Transitional Services.

(a) Transitional Services Agreement. Purchaser and Seller shall reasonably cooperate and negotiate in good faith to reach agreement on the terms and conditions of a transitional services agreement (the “Transitional Services Agreement”) pursuant to which services relating to the operation and conduct of the Self Storage Business following the Closing Date which are currently provided to SUSA by Seller (or an Affiliate of Seller) or by a third party under a master or other agreement with Seller (or an Affiliate of Seller) will be provided to Purchaser and the Subsidiaries for a transitional period following the Closing Date. Subject to such good faith negotiations, the transition services will include (i) software (e.g., Solomon and Oracle) and other information technology services used by the Self Storage Business on an interim basis, (ii) payroll (ADP will be transferable under current terms and conditions for a three year period), (iii) benefits (Seller will assist Purchaser in establishing mirror plans with current providers prior to Closing), (iv) insurance (see (b) and (c) below), and (v) sourcing (transferring assignable vendor contracts and facilitating discussions with other vendors who provide equipment, supplies or services). As described in Schedules 3.19(b) and 3.20, Seller’s ability to provide transition services may be limited by law, third party contract or internal company privacy and security issues (e.g., IT firewall considerations); however, Seller will use its good faith, commercially reasonable efforts to provide, arrange for or facilitate the continuation of services requested by Purchaser during the term of the Transitional Services Agreement. With respect to services provided by third party vendors, Seller will work cooperatively with Purchaser and, as requested by Purchaser, contact such parties with or on behalf of Purchaser concerning the extension of services to Purchaser. The period for the provision of services shall be as agreed upon between the parties in negotiating the Transitional Services Agreement (but shall not be less than 90 days nor longer than six (6) months after the Closing Date for any service). Such services shall be provided to Purchaser and the Subsidiaries at a price equal to the actual cost to Seller and its Affiliates of providing such services (which includes the allocation of salary and direct overhead to personnel involved in providing such services, adjusted for the portion of such personnel’s time actually spent providing such services to Purchaser and the Subsidiaries) or procuring such equipment or supplies.

(b) Assistance with Procurement of Insurance. As described in Schedule 3.20, certain insurance policies that currently provide the SUSA Group coverage for various matters are not transferable and will be cancelled by their terms at Closing. To assist Purchaser and Investor A in arranging for the continuation of insurance coverage for the Self Storage Business and the Properties following the Closing Date, Seller will use good faith, commercially reasonable efforts to facilitate discussions between Seller’s existing insurers and the Purchaser and Investor A with respect to the continuation of insurance following the Closing and/or the issuance of new or replacement policies. Such assistance shall consist of: (i)(x) permitting Purchaser and Investor A to participate in the process of renewing all insurance policies of Seller and SUSA related to the Self Storage Business and the Properties that are scheduled to expire on June 15, 2005, (y) using commercially reasonable efforts to cause to be included in such renewal policies (I) a provision that permits a change of control of New SUSA and the Self Storage Business to Purchaser and Investor A without causing the termination of such insurance policies and (II) a premium schedule that provides Investor A with the option of adding its existing self storage properties to such policies and (z) negotiating a shortened policy period or an extended policy period, as the case may be, such that the terms of such renewal policies coincide with the existing policy periods of Investor A’s current insurance policies for its self storage properties; or (ii) if Purchaser and Investor A are unable to obtain the necessary insurance coverage pursuant to clause (i) above, the provision to Purchaser and Investor A by Seller of loss histories and other information reasonably necessary for Purchaser and Investor A to obtain insurance coverage for the Self Storage Business and the Properties following the Closing Date.

(c) Assistance with Tenant Insurance Program. As disclosed to Purchaser, certain insurance policies that currently provide self storage tenants with month-to-month insurance coverage for various matters are issued to the tenants pursuant to a program that is not transferable. To assist Purchaser and Investor A in arranging for the continuation of the tenants’ existing insurance coverage following the Closing Date, Seller will use good faith, commercially reasonable efforts to facilitate discussions between the existing tenant insurers and the Purchaser and Investor A with respect to the continuation of the existing insurance policies and policy renewal program following the Closing. Such assistance shall include the provision to Purchaser and Investor A by Seller and its current and former third party administrators of the tenant insurance programs of copies of the master policies, loss histories and premiums, historical policy sales, current insurance certificate holders and detail on administrative costs, and other information reasonably necessary and required for Purchaser and Investor A to obtain a substitute master policy and program for tenant insurance coverage following the Closing Date.

5.10 Transition of Litigation; Litigation Support.

(a) Except for the California Litigation and any action, suit, proceeding, hearing, investigation, charge, complaint, Claim or demand arising as set forth in Section 10.2(f) for which Seller has an indemnity obligation hereunder, Investor A shall manage any action, suit, proceeding, hearing, investigation, charge, complaint, Claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction related to the Self Storage Business and existing or brought against Seller or

Seller Indemnitee. Seller shall provide reasonable assistance to Investor A in transitioning the defense and administration of all actions, suits, proceedings, hearings, investigations, charges, complaints, claims or demands relating to events occurring prior to the Closing involving any Person (other than Seller under this Agreement), as Investor A may reasonably request. Seller shall also provide reasonable assistance to Investor A as Investor A may reasonably request in transferring, assigning or providing, or causing to be transferred, assigned or provided, to Investor A (or its designees), (i) insurance coverage relating to Claims, acts, omissions, events or conditions occurring or existing prior to the Closing under all insurance policies and the proceeds thereof related to all such actions, suits, proceedings, hearings, investigations, charges, complaints, claims or demands, and (ii) all claims, causes of action and counterclaims of any kind against any Person (other than the Purchaser Parties or Investor B) arising out of or related to the Self Storage Business.

(b) In the event and for so long as Seller actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, Claim or demand involving any Person (other than a Purchaser Party or Investor B under this Agreement) in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction related to the Self Storage Business or the Transactions for the up to and including the Closing, the Purchaser Parties will reasonably cooperate with Seller and its counsel in the contest or defense, make available on reasonable prior notice the Purchaser Parties’ personnel (including Employees), and provide such testimony and access to the Purchaser Parties’ books and records as shall be reasonably necessary in connection with the contest or defense. Seller will reimburse the Purchaser Parties for their direct out-of-pocket expenses (including reasonable attorneys’ fees) incurred in complying with this Section 5.10. In the event and for so long as the Purchaser Parties actively are contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand involving any Person (other than Seller under this Agreement) in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction related to the Self Storage Business, Seller will cooperate with the Purchaser Parties and their respective counsel in the contest or defense, make available Seller’s personnel, and provide such testimony and access to Seller’s books and records as shall be reasonably necessary in connection with the contest or defense. The Purchaser Parties will reimburse Seller for its direct out-of-pocket expenses incurred in complying with this Section 5.10. The Purchaser Parties and Seller will use commercially reasonable efforts to agree upon and enter into joint defense agreements relating to any such litigation or proceeding as may be necessary to protect their respective attorney-client privileges.

(c) The benefits under the insurance policies set forth on Schedule 3.20 will inure to the benefit of the Purchaser Parties following the Closing with respect to covered losses arising prior to the Closing, and any other insurance policies of any of Seller, SUSA, Storage USA Franchise Corp., SUSA Management, Inc. and SUSA Finance Corp. with respect to any periods prior to the Closing Date will inure to the benefit of the Purchaser Parties following the Closing with respect to occurrences during such periods. With respect to pre-Closing occurrences covered by insurance maintained by Seller, SUSA, Storage USA Franchise Corp., SUSA Management, Inc. and SUSA Finance Corp. or as to which they are additional insureds (“Prior Period Insured Claims”), Seller agrees to indemnify, defend and hold harmless the Purchaser Parties from and against Prior Period Insured Claims to the extent, and only to the extent, of the coverage afforded by, and subject to the terms and conditions of, such policies. Investor A shall manage all Prior Period Insured Claims in accordance with Section 5.10(a). From and after the Closing Date, if Seller recovers insurance proceeds in respect of Prior Period Insured Claims, Seller shall promptly remit such proceeds to the applicable Purchaser Party. Notwithstanding anything in this Section 5.10 to the contrary, from and after the Closing Date, Investor A shall be responsible for and shall pay the deductible or self retention amount for any Prior Period Insured Claims.

5.11 Tax Matters.

(a) Closing of the Books. The parties intend that New SUSA is, and will treat New SUSA as, a continuation of SUSA for federal and applicable state income tax purposes. The Purchaser Parties and Seller will treat the sale of the Purchased Interests by Seller to Purchaser as resulting in a termination for federal income tax purposes under Section 708(b) of the Code (and any analogous provisions of state of local law) of New SUSA and any Majority Subsidiary that is treated as a partnership for federal income tax purposes as of the time of Closing, with income and loss (and items thereof) to be allocated as of the time of Closing as a result thereof. Seller shall be responsible for preparing and filing all federal, state and local Tax Returns for New SUSA and its Subsidiaries for periods ending on or before the Closing Date, including periods ending by reason of a deemed termination of New SUSA under Section 708(b) of the Code (and any analogous provisions of state of local law), and Purchaser shall be responsible for preparing and filing all federal, state and local Tax Returns for New SUSA and its Subsidiaries for periods commencing on or after the Closing Date (a “Post-Closing Tax Period”). For any Core Subsidiary that is a corporation for federal income Tax purposes, and for any Core Subsidiary that is a partnership or disregarded entity for federal income Tax purposes, but which is subject to state or local Tax in a jurisdiction that taxes such Core Subsidiary as an entity, the responsibility for Tax Returns and Taxes shall be as set forth in Section 5.11(b) below.

(b) Filing Tax Returns; Liability for Taxes.

(i) Straddle Periods. With respect to Taxes for which a Core Subsidiary is liable (“Entity Level Tax”), if the Transfer does not end the taxable period with respect to that Entity Level Tax, then that taxable period shall constitute a “Straddle Period.” With respect to each Straddle Period, each Purchaser will prepare all returns relating to Entity Level Tax for the Straddle Period in a manner consistent with past practices of the Core Subsidiary and will submit a copy of the returns to Seller no later than thirty (30) calendar days prior to filing for Seller’s approval, which approval will not be unreasonably withheld, together with a proposed allocation of any Entity Level Taxes between the applicable Purchaser and Seller, computed assuming that the Straddle Period consisted of two separate taxable periods, the first such period ending on the Closing Date, which period shall be the responsibility of Seller, and the second such period commencing immediately after the Closing Date and ending with the end of the taxable year of such Core Subsidiary, which period shall be the responsibility of the applicable Purchaser. If Seller has no objections to such returns or the resulting allocation of responsibility for Entity Level Taxes, or if Purchaser agrees to the changes proposed by Seller, such returns and the resulting allocation of responsibility for Entity Level Taxes (as so modified) shall be binding upon Seller. If Purchaser and Seller cannot resolve any disagreements with respect to the proposed returns and the resulting allocation of responsibility for Entity Level Taxes within fifteen (15) calendar days after Seller delivers to Purchaser any objections thereto, Purchaser and Seller jointly shall select an independent tax expert to resolve such differences, with the fees and costs of such tax expert to be shared equally between Purchaser and Seller, and with the decision of such tax expert as to any matters in dispute between Purchaser and Seller to be binding and conclusive on both Purchaser and Seller. Seller will pay to Purchaser at least five (5) Business Days prior to the date on which Entity Level Taxes are paid with respect to such periods (or if later, upon a resolution by the independent tax expert of any disagreement between Seller and Purchaser with respect thereto) an amount equal to the portion of the Entity Level Taxes required to be paid by Seller pursuant to this Agreement which properly relate to the portion of the Straddle Period ending on the Closing Date (as agreed to between Seller and Purchaser as set forth above, or in the absence of such agreement, as determined by the independent tax expert as set forth above). Any refunds of Taxes received that properly relate to the portion of the Straddle Period for which Seller is responsible for Taxes as provided in this Section 5.11(b) will be promptly paid to Seller, provided that no amounts shall be paid to Seller with respect to such portion of the Straddle Period if such amounts have been taken into account in calculating the amount of Closing Net Assets or any Price Adjustment made pursuant to this Agreement.

(ii) Tax Periods Ending on or Before Closing Date. For any Core Subsidiaries that are subject to an Entity Level Tax and have taxable periods relating to Entity Level Taxes that end on or before the Closing Date (a “Pre-Closing Tax Period”), but for which returns of Entity Level Taxes have not been prepared as of the Closing Date and are not due until after the Closing Date, Seller will prepare and timely file such Tax returns in a manner consistent with past practices of such Core Subsidiary. Seller will submit a copy of such returns to Purchaser no later than fifteen (15) calendar days prior to filing for Purchaser’s approval which will not be unreasonably withheld. Seller shall be responsible for the payment of all Entity Level Taxes attributable to all Pre-Closing Tax Periods, including through the Closing Date, whether or not the returns with respect thereto are filed before or after the Closing Date, provided that no amounts shall be paid by Seller with respect to such periods if such amounts have been taken into account in calculating the amount of Closing Net Assets or any Price Adjustment made pursuant to this Agreement. Any refunds of Taxes received that properly relate to periods to which Seller is responsible for Taxes as provided in this Section 5.11 will be promptly paid to Seller or its designee, provided that no amounts shall be paid to Seller with respect to such periods if such amounts have been taken into account in calculating the amount of Closing Net Assets or any Price Adjustment made pursuant to this Agreement. In the event of a disagreement between Seller and Purchaser with respect to such returns or the resulting Entity Level Taxes, dispute resolution procedures that are the same as those set forth in Section 5.11(b)(i) shall apply.

(c) Cooperation. Each of the Purchaser Parties and Seller agrees to fully cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes, including making available employees and such information and records which are reasonably relevant to any such filing, audit, litigation or other proceeding. In connection therewith, Purchaser shall provide to Seller reasonable written notice prior to transferring, destroying or discarding any such books and records, and if requested by Seller, shall transfer any such books and records to the Seller.

(d) Absence of Changes. Without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed (and shall be deemed to be given unless within 10 days after the request therefor, Purchaser declines in writing to give such consent), Seller shall not make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any contested Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability of Purchaser attributable to a Post-Closing Tax Period or reducing any Post-Closing Tax Period asset of any Subsidiary or Purchaser by more than $100,000 for any individual item or $500,000 in the aggregate.

(e) Tax Sharing. Any and all Tax Sharing Agreements to which any of the Core Subsidiaries are a party shall be terminated as of the Closing Date. After the Closing Date, none of the Core Subsidiaries shall have any further rights or liabilities thereunder.

5.12 HSR Act Filings.

(a) As soon as practicable after the date hereof, Purchaser and Seller agree to make such filings, if any, and use commercially reasonable efforts to obtain such requisite approvals as may be required by the HSR Act, with respect to the consummation of the Transactions, and shall thereafter file or cause to be filed as promptly as practicable with the United States Federal Trade Commission and the United States Department of Justice any supplemental information which may be requested pursuant to the HSR Act and/or to secure the expiration or early termination of applicable waiting periods under the HSR Act. Each of Purchaser and Seller will cause any filings referred to in this Section 5.12(a) to comply in all material respects with the requirements of the respective laws pursuant to which they are made.

(b) Without limiting the generality or effect of Section 5.12(a), if such an HSR Act filing is required, each of Purchaser and Seller shall (i) use its commercially reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Entities for additional information and documents pursuant to the HSR Act, (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other party, (iii) reasonably cooperate with each other and use commercially reasonable efforts to cause the lifting or removal of any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the Transactions (provided that neither Purchaser nor Seller shall be required to divest itself of any assets or properties) and, prior to or after the Closing, pursue the underlying litigation or administrative proceeding diligently and in good faith, (iv) give each other advance notice prior to having any substantive meeting or discussion with any Governmental Entities; (v) coordinate with each other in advance of giving any written or oral presentation to any Governmental Entity and request of such Governmental Entity that both parties be present at any such presentation, and (vi) debrief each other after any meetings/conversations with any Governmental Entity in which only one party participated. Seller and Purchaser shall each be responsible for fifty percent (50%) of the filing costs in connection with making such HSR Act filings.

5.13 Distributions. Nothing in this Agreement shall be deemed to prohibit, and Seller and all Subsidiaries shall be permitted to, declare, set aside and/or pay any dividend or distribution in respect of capital stock, partnership interests, limited liability company or membership interests or other securities or equity interests, whether or not in the ordinary course of business.

5.14 Post-Closing Access.

(a) After the Closing, the Purchaser Parties will from time to time, upon reasonable prior notice and during normal business hours, afford Seller reasonable access to all books and records of the Self Storage Business that relate to the period of Seller’s ownership, including, without limitation, all accounting records and employment and compensation data relating to employees, for tax, accounting or other legal purposes. Investor A will afford Seller, upon prior notice, reasonable access to Employees and other Persons to assist in its reasonable review of those records. the Purchaser Parties will maintain all records relating to the Self Storage Business for the maximum time period required to comply with all applicable federal and state audit periods.

(b) After the Closing, Seller will from time to time, upon reasonable notice and during normal business hours, afford the Purchaser Parties reasonable access to all books and records of the Self Storage Business retained by Seller that relate to the period of Seller’s ownership and to reasonably cooperate with the Purchaser Parties to assist Investor A in Investor A’s preparation of financial statements for the Self Storage Business and in Investor A’s compliance with the requirements of the Securities Act and the rules promulgated thereunder relating to the use of such financial statements in a registration statement or in filing periodic reports under the Exchange Act and the rules promulgated thereunder. Seller acknowledges that such financial statements to be prepared by Investor A will include, among other items, (i) audited combined balance sheets as of December 31, 2003 and 2004 and the related audited combined income statements for each of the years in the three year period ended December 31, 2004 and (ii) unaudited combined balance sheets as of each quarter end during 2005 prior to the Closing and the comparative periods for 2004 and unaudited income statements for each of the quarterly periods ending prior to the Closing and comparative periods for 2004.

5.15 Release of Seller. Each of Purchaser Party and Investor B, for itself and any of its successors and assigns and their Affiliates, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against, any Seller Person with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any Governmental Entity), including attorneys’ and experts’ fees and expenses, and investigation and remediation costs (collectively, “Claims”) that may arise on account of or in any way be connected with the Self Storage Business, any Purchased Interests or any portion thereof, or any Property or any portion thereof, including the physical, environmental and structural condition of any Property or any Law applicable thereto, or any other matter arising under Environmental Laws or relating to the use, presence, discharge or release of or exposure to Hazardous Materials, whether before or after the date hereof; provided, however, the foregoing release shall not apply with respect to any Claim by the Purchaser Party or Investor B against Seller for fraud or for indemnification by Seller under Section 10.2, subject to the limitations and conditions provided in Sections 9.2, 10.1, 10.4 and 10.6, as applicable. Each of Purchaser Party and Investor B expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release. This Section 5.15 shall survive the Closing indefinitely.

5.16 “As is, Where is”. The Purchaser Parties and Investor B specifically acknowledge and agree that except for the representations and warranties expressly set forth herein or in any other documents executed or delivered in connection with the Transaction, the Purchaser Parties and Investor B are not relying on any representations or warranties of any kind whatsoever, whether oral or written, express or implied, statutory or otherwise, from the Seller Persons as to any matter concerning the Purchased Interests, the Properties or the Self Storage Business or any other matter or thing whatsoever.

5.17 Real Estate Taxes. If, at any time during the thirteen (13) month period following the Closing Date, the real estate taxes payable with respect to any Property for any period ending on or before the Closing Date are reduced or increased because of a change in the assessed valuation of such Property or the tax rate or any other reason, then Purchaser shall deliver to Seller a copy of any notice of such increase or decrease promptly after receipt of same and (a) Seller shall pay to the applicable Purchaser an amount equal to any additional amount owing by any Subsidiary on account thereof for such period or (b) Purchaser shall pay to Seller the amount of any refund received by any Subsidiary on account thereof for such period promptly after receipt of same, in each case adjusted to take into account the percentage ownership interests of any third parties in such Property.

5.18 Patent and Software Matters. Seller shall assign, or cause the Guarantor to assign, to Investor A or its designee all of its right, title and interest in the inventions disclosed in the patent applications and the patent applications themselves listed on Schedule 3.19(b) and any patents issuing therefrom and also to the PropertyMax software listed on Schedule 3.19(b), pursuant to an IP Assignment and License Agreement in a form reasonably acceptable to Seller and Investor A. Pursuant to the IP Assignment and License Agreement, Investor A or its designee shall grant to Seller a non-exclusive, royalty-free, perpetual, non-assignable and non-sublicenseable to third parties, license of the PropertyMax software set forth on Schedule 3.19(b); provided that, Seller acknowledges that Investor A shall have no obligation to provide technical or other support with respect to such software; and provided further, that Seller shall be entitled to assign or sublicense its rights under such licenses to any Affiliate. Seller shall assign to Investor A or its designee all of its right, title and interest in the marks listed on Schedule 3.19(b), except as noted therein, including all goodwill associated with and symbolized by such marks and all the registrations and applications for such marks, pursuant to a Trademark Assignment Agreement in a form reasonably acceptable to Seller and Investor A.

5.19 Matters Relating to Property #502. Purchaser A, Investor A and Seller shall take such actions as are set forth in Exhibit H.

5.20 Matters Relating to Property #736. Purchaser and Seller shall take such actions as are set forth in Exhibit I.

5.21 Matters Relating to Property #395. Purchaser and Seller shall take such actions as are set forth in Exhibit J.

5.22 Environmental Insurance. The Purchaser Parties hereby agree to use commercially reasonable efforts to cause insurance providers to add Seller and SUSA as additional insureds, at Seller’s option, after receiving a pricing quotation, under the environmental insurance policies to be obtained by the Purchaser Parties.

VI. DROPPED PROPERTIES

6.1 Effect of Dropping a Property.

(a) If, in connection with the Ground Leases, any of the consents, approvals or waivers set forth on Schedule 6.1(a) have not been obtained by the Closing Date, then upon request of the Purchaser Parties, Seller shall drop any Property as to which such consent, approval or waiver relates and thereafter, shall use its commercially reasonable efforts to obtain such consent, approval or waiver.

(b) If Seller elects to drop a Property or not to sell a Property to Purchaser under Sections 2.3 or 5.20, or if Purchaser requests Seller to drop a Property under Section 6.1(a), then upon Seller’s notice to Purchaser of its election under Section 2.3 this Agreement will be deemed amended, without any further action on the part of any party, with respect to each affected Property (each, a “Dropped Property”), as follows:

(i) the definition of Properties will not include that Property, except to the extent that any provision that is stated to survive the termination of this Agreement would be applicable to a Property, as applicable, and with respect to this Article VI to the extent necessary to implement this Article VI;

(ii) Seller will not have any obligations with respect to the affected Property, nor will any covenant, representation or warranty be deemed made with respect to the affected Property except to the extent that any such covenant, representation or warranty was made as of the date of this Agreement or is stated to survive the termination of this Agreement, and the Purchaser Parties will not have any rights or obligations under this Agreement with respect to the affected Property except to the extent that such obligation is stated to survive the termination of this Agreement;

(iii) the Estimated Purchase Price will be reduced by the Adjustment Amount of the affected Property;

(iv) if the Property is the only Property owned by a Majority Subsidiary, then, the Interests in such Majority Subsidiary shall be conveyed by the owner thereof to Seller or its designee;

(v) if the Property is not the only Property owned by a Majority Subsidiary, then immediately prior to the Closing Seller shall cause such Majority Subsidiary to convey to Seller or its designee such Property and all other personal property, contracts, leases and other assets relating to the ownership, operation or maintenance of such Property by such deed and other customary instruments of conveyance as shall be customary in real estate conveyance transactions in the jurisdiction where the Property is located;

(vi) except with respect to the Property that is the subject of Exhibit I if it becomes a Dropped Property, at the option of Seller, the owner of such Property and the management Affiliate of Purchaser will enter into a management agreement providing for the management of such Property for a management fee in the amount of six percent (6%) of gross revenues and containing such other terms as are customary in the management agreements pursuant to which Seller currently manages properties for third parties; and

(vii) if within ninety (90) calendar days following the Closing Seller shall (i) cure the Material Title Exception(s) that caused Seller to drop such Property or agree to give Purchaser a credit in the amount that would have enabled Seller to include such Property or its owner in the initial Closing or (ii) obtain such third party consent to transfer such Property or interests in its owner to Purchaser as would have enabled Seller to include such Property or interests in the initial Closing, and, in each case, provided that (x) the provisions of Section 2.3 shall apply with respect to all Material Title Objections applicable to such Property, except that Purchaser shall have until the tenth (10th) Business Day following receipt of Seller’s notice to object to any additional Material Title Objections and/or Mandatory Removal Exceptions not previously objected to or waived by Purchaser, and (y) all other closing conditions with respect to such Property remain satisfied, then Seller will have the right to elect by written notice to Purchaser or its designee to sell such Property (or the interests in its owner) to Purchaser or its designee for such Property’s Adjustment Amount. In such event, Purchaser shall be obligated to purchase such Property (or the Interests in its owner) at a closing to be held on the tenth (10th) Business Day after Seller’s election or such other date as shall be agreed upon. At such closing the parties shall execute such instruments of conveyance and other documents and agreements as shall, to the maximum extent possible, accord both Seller and Purchaser with substantially the same rights and obligations in respect of such Property (or owner) as would have been applicable had such Property (or owner) not been dropped from the initial Closing. The parties shall cooperate in good faith to agree on the form and substance of such closing documents.

VII. CASUALTY AND CONDEMNATION

7.1 In General. If, prior to the Closing Date, a Property is destroyed or damaged by fire or other casualty or a Core Subsidiary receives notice or Seller obtains Knowledge of condemnation or sale in lieu of condemnation of a Property, Seller shall notify Purchaser of that event and provide Purchaser with details of the extent of the damage or condemnation. Subject to Section 9.1(d), Purchaser shall be bound to purchase the Purchased Interests and Properties for the full Estimated Purchase Price as required by the terms hereof without regard to the occurrence or effect of any damage to Properties or destruction of Improvements thereon or condemnation of any portion of a Property.

7.2 Insurance and Condemnation Proceeds. With respect to any casualty or condemnation affecting a Core Property after the date of this Agreement and with respect to the casualty affecting Property #260 (Port Charlotte, FL), which casualty occurred prior to the date of this Agreement, Purchaser shall control negotiations regarding the settlement of any such claim for insurance and condemnation proceeds. Purchaser shall not settle or compromise any claims related to the damage, destruction or condemnation under the relevant insurance policies or against a Governmental Entity effecting the condemnation without Seller’s consent, which consent will not be unreasonably withheld, delayed or conditioned. Purchaser will provide to Seller copies of any material correspondence relating to any such claims and will advise Seller of all material developments concerning such claims. Purchaser shall receive a credit against the Estimated Purchase Price through an adjustment to the Target Amount equal to the sum of (a) (i) all insurance and condemnation proceeds received by Seller between the date hereof and the Closing less (ii) any amount reasonably expended by any Core Subsidiary to Restore any Property to which such proceeds relate, plus (b) with respect to any casualty, if such Core Property has not been fully Restored prior to the Closing Date, the product of (x) the direct or indirect percentage interest of Seller in such Property multiplied by (y) the difference between (i) the amount required to be expended to Restore such Property and (ii) any insurance proceeds paid or payable in connection with such casualty. To the extent applicable, Seller will give the applicable Core Subsidiary an assignment of Seller’s right to receive insurance or condemnation proceeds if any portion of the insurance or condemnation proceeds are not collected before the Closing. To the extent that Seller cannot assign its right to receive insurance or condemnation proceeds to the applicable Subsidiary, Seller shall forward such proceeds to such Subsidiary promptly following receipt thereof. Seller will cooperate with Purchaser to effect the assignment of the right to receive insurance or condemnation proceeds to Purchaser and will execute and deliver all such instruments as are reasonably necessary to complete that assignment. This obligation will survive the Closing. The proceeds of any rent interruption insurance paid in respect of any casualty will be apportioned between Seller and Purchaser as if the same were rent. Any disputes arising in connection with the determination of the remaining cost to Restore any Property shall be resolved by binding arbitration following the Closing in accordance with Section 11.15, and at the Closing Purchaser shall receive a credit based upon the remaining cost to Restore such Property as estimated by Seller. Upon the final resolution of such arbitration, the appropriate party shall pay to the other party the difference between the credit given at the Closing and the credit that should have been given as so determined.

7.3 Restoration Plans. Seller will obtain Purchaser’s approval, which will not be unreasonably withheld, delayed or conditioned, concerning any restoration, repair or re-construction plans for any Core Property affected by a casualty or condemnation between the date hereof and the Closing, the cost of which (as reasonably estimated by Seller) will exceed $250,000. Seller shall conduct all such restoration, repair and reconstruction substantially in accordance with such restoration, repair and reconstruction plans approved by Purchaser. Notwithstanding the foregoing, Seller will be permitted to incur or enter into an agreement to incur any amount reasonably necessary to effect emergency or necessary repairs related to preservation of the Core Property or health and safety matters or which are required by the terms of any lease, loan document or other agreement to which any Core Subsidiary is a party.

VIII. CLOSING

8.1 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Sections 8.2, 8.3, and 8.4, the closing of the Transactions (the “Closing”) will take place at a date and time to be specified by Seller and the Purchaser Parties (the “Closing Date”), which will be no earlier than (i) July 5, 2005, or (ii) the fifth (5th) Business Day after satisfaction or waiver of the conditions set forth in Sections 8.2, 8.3, and 8.4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the New York City office of Goodwin Procter LLP or Clifford Chance US LLP, unless another time, date or place is agreed by Seller and the Purchaser Parties. The Purchaser

Parties shall have the right to extend the Closing Date for up to twenty (20) additional days upon written notice to Seller. In the event that the Closing shall not have occurred as of the Outside Date (as may be adjourned or extended as permitted by this Agreement) and the only conditions to the obligations of the parties to close the Transactions that have not been satisfied as of such date are the conditions set forth in Section 8.2(c), then either Seller or the Purchaser Parties shall be entitled, by notice to the other party given no later than 11:59 p.m. on the Outside Date, to extend the Outside Date by an additional thirty (30) days. The Outside Date may be extended pursuant to the preceding sentence up to two times in the aggregate for not more than a total of sixty (60) additional days.

8.2 Conditions To Each Party’s Obligation To Effect the Transfer. The respective obligations of each party to effect the Transactions will be subject to the satisfaction or waiver by the Purchaser Parties, Investor B and Seller, on or prior to the Closing Date, of the following conditions:

(a) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with, and notices to, any Governmental Entity required by Purchaser or Seller with regard to the Transactions, shall have been obtained or made and remain in full force and effect.

(b) HSR Act. Any waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall not have been withdrawn or terminated.

(c) No Injunction or Restraint. No preliminary or permanent injunction, judgment, order, decree or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect prohibiting or materially restricting the consummation of the Transactions; provided, however, that this condition shall be deemed satisfied if the subject matter of such Restraint relates solely to the terms, conditions or consummation of the LP Offer.

8.3 Conditions To Obligations of Seller. The obligations of Seller to effect the Transactions will be further subject to satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived exclusively by Seller:

(a) Representations and Warranties of the Purchaser Parties and Investor B. Each of the representations and warranties of the Purchaser Parties and Investor B set forth in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct in all respects as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, determined for purposes of this Section 8.3(a) without regard to any qualifications and exceptions contained in such representations and warranties relating to materiality or Purchaser Material Adverse Effect. As used in this Agreement, a “Purchaser Material Adverse Effect” means any circumstance, event, occurrence, change or effect that would reasonably be expected to materially adversely affect the ability of the Purchaser Parties or Investor B to timely perform their obligations under this Agreement or to consummate the Transactions.

(b) Performance of Covenants of the Purchaser Parties and Investor B. The Purchaser Parties and Investor B shall have performed in all material respects all covenants (without regard, for purposes of this Section 8.3(b), to any materiality qualifications contained in such covenants) required to be performed by them under this Agreement on or prior to the Closing Date.

(c) Limited Partner Offer. The purchase or exchange of any interests in New SUSA validly tendered by Outside Partners of SUSA pursuant to the LP Offer, as the case may be, shall have been consummated concurrently with the Closing; provided, however, that this condition shall be deemed to be satisfied if the consummation of the Exchange Offer has not occurred as provided in Section 1.3(j) or the consummation of the LP Offer has not occurred solely because of the pendency of a Restraint prohibiting the consummation of the LP Offer as described in Section 8.2(c).

(d) Closing Deliveries. The Purchaser Parties and Investor B shall have made the deliveries required to be made by them under Section 8.5(a).

8.4 Conditions To Obligations of the Purchaser Parties and Investor B. The obligations of the Purchaser Parties and Investor B to effect the Transactions will be further subject to satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived exclusively by the Purchaser Parties or Investor B:

(a) Representations and Warranties of Seller. Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct in all respects as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, determined for purposes of this Section 8.4(a) without regard to any qualifications and exceptions contained in such representations and warranties relating to materiality or a Seller Material Adverse Effect (other than the representation in clause (ii) of Section 3.7(b)).

(b) Performance of Covenants of Seller. Seller shall have performed in all material respects all covenants (without regard, for purposes of this Section 8.4(b), to any materiality qualifications contained in such covenants) required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Absence of Seller Material Adverse Effect. Since the date of this Agreement, no event, circumstance or change shall have occurred, that individually or in the aggregate with one or more other events, circumstances or changes, has had or would be reasonably expected to have, a Seller Material Adverse Effect. As used in this Agreement, a “Seller Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is materially adverse to (x) the ability of Seller to timely perform its obligations under this Agreement or to consummate the Transactions or (y) the business, properties, liabilities, assets (tangible or intangible), condition (financial or otherwise) or results of operations of the Seller Group, taken as a whole, provided, however, that solely for the purposes of Sections 8.4(a) and (c) and clause (ii) of Section 3.7(b), no circumstances, event, occurrence, change, or effect proximately caused by any of the following shall be deemed in itself, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Seller Material Adverse Effect: (i) the execution or pendency of any of the Transactions; (ii) conditions affecting the self-storage or real estate industries generally that do not affect the Seller Group, taken as a whole, in a materially disproportionate manner relative to other participants in the self-storage or real estate industries, the United States or global economy or the capital or financial markets, including changes in interest or exchange rates or oil prices, or the geographical markets in which the Seller Group operates; (iii) changes in legal, regulatory, political, economic or business conditions or changes in GAAP, but excluding any change in Seller’s application of GAAP to the extent such change is not specifically required by GAAP or applicable Law, (iv) compliance with the terms of, or the taking of any action expressly required by, this Agreement, or (v) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the United States of America.

(d) Restructuring Transactions. The Restructuring shall have been consummated substantially in accordance with the terms of Exhibit C and the Reorganization Agreement.

(e) Limited Partner Offer. The purchase or exchange of any interests in New SUSA validly tendered by Outside Partners of SUSA pursuant to the LP Offer, as the case may be, shall have been consummated concurrently with the Closing; provided, however, that this condition shall be deemed to be satisfied if (i) the consummation of the LP Offer has not occurred (x) solely because of the pendency of a Restraint prohibiting the consummation of the LP Offer as described in Section 8.2(c), or (y) solely because of a breach by Investor A of its obligations under Section 1.3 with respect to the conduct or consummation of the LP Offer, or (ii) the consummation of the Exchange Offer has not occurred as provided in Section 1.3(j).

(f) Closing Deliveries. Seller shall have made the deliveries required to be made by it under Section 8.5(b).

(g) Third Party Consents. Seller shall have obtained the consents of third parties set forth on Schedule 8.4(g).

8.5 Closing Deliveries.

(a) Deliveries by the Purchaser Parties and Investor B. At the Closing, the Purchaser Parties and Investor B, as applicable, shall deliver to Seller:

(i) the Estimated Purchase Price by wire transfer of immediately available funds to one or more accounts designated by Seller;

(ii) executed counterparts to an assignment and assumption agreement relating to the Purchased Interests that consist of partnership interests or limited liability company interests, in a mutually agreed upon form (the “Purchased Interest Assignment and Assumption Agreement”);

(iii) a certificate of each of the Purchaser Parties and Investor B, dated the Closing Date and signed by an authorized officer of each of Purchaser Party and Investor B, certifying that, subject to the terms of Section 9.1(e), the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied;

(iv) executed counterparts to any indemnity agreements required pursuant to Section 5.2 hereof;

(v) executed counterparts to the IP License Agreement and the Trademark Assignment Agreement; and

(vi) executed counterparts to the Transitional Services Agreement.

(b) Closing Deliveries of Seller. At the Closing, Seller shall deliver to the Purchaser Parties and Investor B the following items:

(i) original certificates representing all of the issued and outstanding shares of capital stock of each Purchased Entity that is a corporation, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank, together with requisite transfer tax stamps, if any required by Law, attached, or, if original certificates are not available, “lost certificate” affidavits in lieu thereof, and originals of any other certificate evidencing any other Purchased Interests, together with an endorsement by the applicable Core Subsidiary;

(ii) executed counterparts to the Purchased Interest Assignment and Assumption Agreement, IP License Agreement and the Transitional Services Agreement and the Trademark Assignment Agreement;

(iii) a certificate of Seller, dated the Closing Date and signed by an authorized officer of Seller, certifying that the conditions set forth in Sections 8.4(a), 8.4(b), 8.4(c) and 8.4(d) have been satisfied;

(iv) all minute books, stock record books (or similar registries) and corporate, partnership, or limited liability company records and seals of the Purchased Entities;

(v) written resignations, effective as of Closing, or other evidence of removal of all officers, directors, or managers of the Majority Subsidiaries;

(vi) a certificate signed by Seller that Seller is not a “foreign person” as defined in Section 1445 of the Code; and

(vii) the original promissory notes evidencing the Franchise Loans, or, if original notes are not available, “lost note” affidavits in lieu thereof.

IX. TERMINATION; DEFAULT AND REMEDIES

9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of all the parties hereto at any time prior to Closing;

(b) by the Purchaser Parties and Investor B or Seller, if any Restraint having the effects set forth in Section 8.2(c) shall be in effect and shall have become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have used its reasonable best efforts to prevent entry of and to remove such Restraint; and provided further that a material failure by the party seeking to terminate this Agreement pursuant to this Section 9.1(b) to fulfill any obligation under this Agreement shall not have been the principal cause of, or resulted in, the imposition of such Restraint;

(c) by the Purchaser Parties and Investor B or Seller, if the Transfer is not consummated by July 29, 2005, such later date as extended under Section 2.3(d) or the last three sentences of Section 8.1 or such other date as to which the parties may agree in their respective sole discretion (as so extended, the “Outside Date”); provided, in the case of termination pursuant to this Section 9.1(c), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section;

(d) by the Purchaser Parties and Investor B or Seller, if Properties with an aggregate Adjustment Amount in excess of $300,000,000 shall have become Dropped Properties;

(e) by Seller —

(i)	in the event the Purchaser Parties fail to pay the Estimated Purchase Price at the Closing or perform their other obligations required to be performed on the Closing Date (including the closing under the LP Offer), upon satisfaction of the conditions set forth in Sections 8.2 and 8.4; or

(ii)	upon a failure to perform any other material covenant of the Purchaser Parties and Investor B set forth in this Agreement in any material respect, which failure has remained uncured for more than fifteen (15) Business Days following notice thereof to the Purchaser Parties and makes any of the conditions contained in Sections 8.2 or 8.3(c) incapable of being satisfied as of the Outside Date; or

(iii)	in the event that any representation or warranty of the Purchaser Parties or Investor B contained in this Agreement is or shall have become untrue and such untruth remains uncured for more than fifteen (15) Business Days following the notice thereof to the Purchaser Parties and makes any of the conditions contained in Section 8.3(a) incapable of being satisfied as of the Outside Date;

provided that notwithstanding any other provision of this Agreement, in the event that the Closing occurs following a breach of a covenant or representation that does not give Seller the right to terminate this Agreement pursuant to this Section 9.1(e) but with respect to which Seller has given the Purchaser Parties and Investor B not less that fifteen (15) Business Days notice following which such breach remains uncured, Seller shall be entitled to seek actual (but not consequential, punitive or other special) damages from the Purchaser Parties and Investor B that Seller may have incurred by reason of such breaches.

(f) by the Purchaser Parties and Investor B, (i) upon a failure to perform in any material respect any material covenant of Seller set forth in this Agreement, or (ii) in the event that any representation or warranty of Seller contained in this Agreement is or shall have become untrue, in the case of either clause (i) or (ii), (x) such that the conditions set forth in Sections 8.2 or 8.4(a) or Section 8.4(b), as the case may be, would be incapable of being satisfied by the Outside Date (as it may be extended) and (y) if such breach cannot be or has not been cured within fifteen (15) Business Days after the giving of written notice to Seller of such breach.

The party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other parties.

9.2 Effect of Termination. In the event of termination of this Agreement by either Seller or the Purchaser Parties and Investor B as provided in Section 9.1, this Agreement will forthwith become void and have no further effect, without any liability or obligation on the part of the Purchaser Parties and Investor B or Seller (other than Sections 2.2 and 9.3, this Section 9.2 and Article XI, which provisions shall survive such termination along with any other provisions which by their terms survive such termination).

9.3 Defaults and Remedies. (a) Notwithstanding anything to the contrary contained in this Agreement, if the Closing does not occur by reason of any default of the Seller, the Purchaser Parties and Investor B as their sole remedy may elect any one of the following:

(i) terminate this Agreement in accordance with Section 9.1, with the effects specified in Section 9.2; or

(ii) sue for specific performance of Seller’s obligations under this Agreement.

Except as provided in this Section 9.3 and Section 10.2, the Purchaser Parties and Investor B will have no other remedy or right to seek any other damages at law or remedy in equity with respect to such default, absent fraud. It is understood and agreed that the Purchaser Parties and Investor B shall have the right of injunctive relief under Section 11.10 to enforce Seller’s obligations hereunder.

(b) Notwithstanding anything to the contrary contained in this Agreement (except to the extent otherwise provided in the last proviso in Section 9.1(e)), if any event or condition described in Section 9.1(e) shall have occurred, Seller’s sole and exclusive remedy with respect thereto will be to terminate this Agreement in accordance with Section 9.1(e) and to receive, as liquidated damages, payment from the Purchaser Parties and Investor B (whose liability for the amount payable to Seller under this Section 9.3(b) shall be joint and several) in immediately available funds of $70,000,000, at which time this Agreement will be null and void and no party hereto shall have any rights or obligations under this Agreement, except for such provisions that are expressly stated to survive the termination of this Agreement. Seller, Investor B and the Purchaser Parties acknowledge and agree that (i) such liquidated amount is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Self Storage Business and Purchased Interests from sale and the failure of the Closing to occur due to a default of the Purchaser Parties and Investor B (or any of them) under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of the Purchaser Parties and Investor B (or any of them) under this Agreement would be extremely difficult and impractical to determine; (iii) the Purchaser Parties and Investor B seek to limit their liability under this Agreement to such liquidated amount in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of the Purchaser Parties and Investor B (or any of them) under this Agreement; and (iv) such liquidated amount shall be and constitutes valid liquidated damages.

X. SURVIVAL; INDEMNIFICATION

10.1 Survival of Representations and Warranties. The representations and warranties of the parties to this Agreement shall survive the Closing Date for a period of thirteen (13) months following the Closing Date, except for (x) those in Sections 3.10 and 3.12, which shall survive until thirty (30) days after the expiration of the statutes of limitations applicable to the matters covered thereby, and (y) those in Sections 3.3(a), 3.3(e), 3.3(f), 3.4 , and 3.18 (representations set forth in (x) and (y) collectively, the “Special Seller Representations”) and Section 4.3 (the “Special Purchaser Representations”), which shall survive the Closing indefinitely.

10.2 Indemnification by Seller. From and after the Closing Date (and from and after the date of this Agreement with respect to Section 10.2(f)), Seller shall, subject to the provisions of this Article X, indemnify, defend and hold harmless the Purchaser Parties, Investor B and their respective Affiliates, shareholders, members, partners, officers, directors, employees and agents (collectively, the “Purchaser Indemnitees”) from and against any and all Losses that may be suffered or incurred by any Purchaser Indemnitee arising out of, resulting from or relating to:

(a) the inaccuracy of any Seller Property Representation as of the date of this Agreement or as of the Closing Date (or, in the case of any such representation or warranty that is expressly limited by its terms to the date hereof or another date, the inaccuracy as of such date), provided that each such representation or warranty shall be read disregarding any Seller Material Adverse Effect, materiality or similar qualification;

(b) the inaccuracy of any Seller Entity Representation as of the date of this Agreement or as of the Closing Date (or, in the case of any such representation or warranty that is expressly limited by its terms to the date hereof or another date, the inaccuracy as of such date), provided that each such representation or warranty shall be read disregarding any Seller Material Adverse Effect, materiality or similar qualification (other than in the case of clause (ii) of Section 3.7(b));

(c) the inaccuracy, as of the date of this Agreement or the Closing Date, of any Special Seller Representation;

(d) the failure by Seller to perform or fulfill any covenant or agreement of Seller contained in this Agreement;

(e) the Indebtedness issued by SUSA pursuant to an Indenture, dated November 6, 1996, between SUSA and The First National Bank of Chicago;

(f) Claims asserted by any Outside Partners of SUSA or New SUSA by reason of —

(i) the LP Offer, including Claims arising from any Restraint issued with respect to the LP Offer and Claims relating to or arising in connection with the information contained in the Transaction Information Statement (including information regarding tax matters contained therein); provided that Seller shall not have any liability with respect to Claims relating to or arising in connection with violations or alleged violations of the US federal or state securities Laws by Investor A in connection with the LP Offer or as a result of or arising from any action taken or failed to be taken by Investor A in connection with or relating to the LP Offer and in respect of any information included or incorporated by reference in the Confidential Private Offering Memorandum, including any documents or information incorporated by reference therein, other than information provided to Investor A in writing by the Seller for inclusion in the Confidential Private Offering Memorandum; or

(ii) any actions taken or failed to be taken by any Seller Group Entity prior to or at the Closing, including any Claims regarding the Tax consequences of the Transactions (including transactions contemplated by the Reorganization Agreement), to Outside Partners of SUSA or New SUSA.

(g) Payments required under any Tax Protection Agreement by reason of actions taken or failed to be taken by any Seller Group Entity either prior to the Closing or at the Closing, including without limitation any actions taken by any Seller Group Entity in connection with the Restructuring, the Distribution Transaction or the other transactions and events contemplated by Exhibit C or the Reorganization Agreement;

(h) the California Litigation;

(i) payments of Taxes required as a result of (i) the failure by Seller to pay Taxes that are the responsibility of Seller as provided in Section 5.11, (ii) the inaccuracy, as of the date of this Agreement or as of the Closing Date, of the Seller representations set forth in Section 3.10(a), or (iii) any liability that a Core Subsidiary has for Taxes of any person other than such Core Subsidiary (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (B) as a transferee or successor; and

(j) any liability, obligation, Tax, fine or penalty under, in connection with, or relating to a Plan maintained or contributed to by a Seller Group Entity (other than a New SUSA Plan) or any entity deemed to be a single employer within the meaning of Section 414(b), (c), (m), (n) or (o) of the Code with such Seller Group Entity;

(k) the matters and subject to the terms set forth on Exhibit J; and

(l) Prior Period Insured Claims subject to the limitations and other provisions set forth in Section 5.10(c) (with the indemnification in this clause (l) relating solely to Losses incurred by the Purchaser Parties).

10.3 Indemnification by the Purchaser Parties and Investor B.

(a) From and after the Closing Date, the Purchaser Parties and Investor B shall, severally and not jointly, subject to the provisions of this Article X, indemnify, defend and hold harmless Seller and its Affiliates, shareholders, members, partners, officers, directors, employees and agents (collectively, the “Seller Indemnitees”) from and against any and all Losses that may be suffered or incurred by any Seller Indemnitee arising out of, resulting from or relating to:

(i) the inaccuracy of any representation or warranty of such Purchaser Party or Investor B contained in Article IV (other than the Special Purchaser Representations) as of the date of this Agreement or as of the Closing Date (or, in the case of any such representation or warranty that is expressly limited by its terms to the date hereof or another date, the inaccuracy as of such date), provided that each such representation or warranty shall be read disregarding any materiality or similar qualification;

(ii) the inaccuracy, as of the date of this Agreement or the Closing Date of the Special Purchaser Representation;

(iii) subject to the terms of Section 9.1(e), the failure by such Purchaser Party or Investor B to perform or fulfill any covenant or agreement of such Purchaser Party or Investor B contained in this Agreement; and

(iv) any Claim brought by the Title Company alleging a breach by Seller of any representation in a Title Affidavit (other than a breach by Seller of Section 7 thereof), provided that the indemnification by Purchaser Parties and Investor B under this Section 10.3(a)(iv) shall not prevent or prohibit the Purchaser Indemnitees from otherwise seeking indemnification from Seller pursuant to Section 10.2(a), (b) or (c) hereof, as and to the extent applicable, notwithstanding that such claim for indemnification may arise from the same or similar facts or circumstances giving rise to the Title Company’s Claim against the Seller in connection with the Title Affidavit.

(b) From and after the Closing Date (and from and after the date of this Agreement with respect to Section 10.3(b)(ii)), Purchaser A and Investor A shall, jointly and severally, subject to the provisions of this Article X, indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Losses that may be suffered or incurred by any Seller Indemnitee arising out of, resulting from or relating to

(i) the conduct of the Self Storage Business from and after the Closing;

(ii) Claims asserted by any Outside Partners of SUSA or New SUSA (A) relating to or arising in connection with violations or alleged violations of the US federal or state securities Laws by Investor A in connection with the LP Offer or (B) as a result of or arising from any action taken or failed to be taken by Investor A in connection with or relating to the LP Offer or (C) in respect of any information included or incorporated by reference in the Confidential Private Offering Memorandum, including any documents or information incorporated by reference therein, other than information provided to Investor A in writing by the Seller for inclusion in the Confidential Private Offering Memorandum or (D) in respect of any information included in the Transaction Information Statement that was provided to the Seller in writing by Investor A for inclusion therein; and

(iii) any suit, action, Claim, arbitration, proceeding or investigation arising out of, resulting from, or relating to, the Self Storage Business brought or threatened against any Seller Indemnitee whether before or after the date hereof and including those listed on Schedule 3.9, except for (x) any such suit, action, Claim, arbitration, proceeding or investigation that should have been listed on Schedule 3.9 as of the date hereof and was not so listed thereon, and (y) the California Litigation.

(c) If the Closing occurs without obtaining any required consents to the Transactions from the Persons listed on Schedule 8.4(g), from and after the Closing Date, Investor B shall, subject to the provisions of this Article X, indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Losses that may be suffered or incurred by any Seller Indemnitee arising out of, resulting from or relating to the failure to obtain any such consent.

10.4 Character of Indemnity Payments. The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price, unless otherwise required by law (including by a determination of a Tax authority that, under applicable law, is not subject to further review or appeal).

10.5 Notice and Resolution of Claims.

(a) Notice. Each Person entitled to indemnification pursuant to Section 10.2 or 10.3 (an “Indemnitee”) shall give written notice to the indemnifying party or parties from whom indemnity is sought (the “Indemnifying Party”) promptly after obtaining knowledge of any claim that it may have under Section 10.2 or 10.3, as applicable. The notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give the notice in a timely manner shall not release the Indemnifying Party from its obligations under Section 10.2 or 10.3, as applicable, except to the extent that the failure materially prejudices the ability of the Indemnifying Party to contest that claim.

(b) Defense of Third Party Claims. If a claim for indemnification pursuant to Section 10.2 or 10.3 shall arise from any action made or brought by a third party that would reasonably be expected to result in indemnifiable Losses (a “Third Party Claim”), the Indemnifying Party may assume the defense of the Third Party Claim. If the Indemnifying Party assumes the defense of the Third Party Claim, the defense shall be conducted by counsel chosen by the Indemnifying Party, who shall be reasonably acceptable to Indemnitee, provided that the Indemnitee shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim at its own expense (which shall not be recoverable from the Indemnifying Party under this Article X unless (i) the Indemnitee is advised by counsel reasonably satisfactory to the Indemnifying Party that use of counsel of the Indemnifying Party’s choice would be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or (iii) the Indemnifying Party shall authorize the Indemnitee in writing to employ separate counsel at the expense of the Indemnifying Party, in each of which cases the reasonable expenses of counsel to the Indemnitee shall be reimbursed by the Indemnifying Party). In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel (other than local counsel) for all Indemnitees with respect to any claim indemnified under this Article X; provided, that an Indemnitee shall be entitled to employ separate counsel at the expense of the Indemnifying Party if the Indemnitee is advised by counsel reasonably satisfactory to the Indemnifying Party that use of such other counsel would give rise to a conflict of interest, in which case the reasonable expenses of counsel to such Indemnitee shall be reimbursed by the Indemnifying Party. Notwithstanding the foregoing provisions of this Section 10.5(b), (i) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 10.2 or 10.3 without the Indemnitee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless it has assumed the defense of such Third Party Claim and as part of the settlement the Indemnitee is released from all liability with respect to the Third Party Claim and the settlement does not impose any equitable remedy on the Indemnitee or require the Indemnitee to admit any fault, culpability or failure to act by or on behalf of the Indemnitee, and (ii) no Indemnitee shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 10.2 or 10.3 without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless the Third Party claim is for money damages only and such settlement does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of the Indemnifying Party and as part of such settlement the Indemnifying Party is released from all liability (for indemnification pursuant to this Article X and otherwise) with respect to such Third Party Claim. If the Indemnifying Party does not notify the Indemnitee within twenty (20) Business Days after receipt of the Indemnitee’s notice of a Third Party Claim of indemnity hereunder that it elects to assume the control of the defense of any Third Party Claim, the Indemnitee shall have the right to contest the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement and the costs of such actions by the Indemnitee shall be paid by the Indemnifying Party.

(c) Litigation. Notwithstanding the provisions of Section 10.5(b), except with respect to the California Litigation and any action, suit, proceeding, hearing, investigation, charge, complaint, Claim or demand arising as set forth in Section 10.2(f) for which Seller has an indemnity obligation hereunder, Investor A shall manage any action, suit, proceeding, hearing, investigation, charge, complaint, Claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction related to the Self Storage Business and brought against Seller or Seller Indemnitee, as more specifically set forth in Section 5.10(a).

10.6 Limitations on Liability.

(a) Exclusion of Certain De Minimis Matters. No Indemnifying Party shall have any obligation or liability to any Indemnitee pursuant to Section 10.2(a) or (b) or Section 10.3(a)(i) or (ii) with respect to any single event or condition, or series of related events, conditions or items arising out of substantially the same facts, with respect to which the Losses incurred or suffered by the Indemnitee shall not have exceeded $100,000 (any such event or condition or series of related events, conditions or items being hereinafter referred to as a “De Minimis Matter”).

(b) Deductible.

(i) Seller shall not have any obligation or liability to any Purchaser Indemnitee under Section 10.2(a), (b) or (c) unless and until the aggregate amount of Losses incurred or suffered by the Purchaser Indemnitees arising out of the matters referred to in Section 10.2(a), (b) and (c), exclusive of any and all Losses arising out of De Minimis Matters, shall have exceeded $3,000,000, in which case Seller shall be obligated and liable under Section 10.2(a), (b) and (c) only with respect to such excess.

(ii) The Purchaser Parties and Investor B shall not have any obligation or liability to any Seller Indemnitee under Section 10.3(a)(i) or (ii) unless and until the aggregate amount of Losses suffered by the Seller Indemnitees arising out of the matters referred to in Section 10.3(a)(i) and (ii), exclusive of any and all Losses arising out of De Minimis Matters, shall have exceeded $3,000,000, in which case each Purchaser Party and Investor B shall be severally obligated and liable under Section 10.3(a)(i) and (ii) only with respect to such excess.

(c) Limit of Liability. The aggregate liability of Seller, on the one hand, or the Purchaser Parties, as applicable, and Investor B, on the other hand,

(i) under Section 10.2(a) (Inaccuracy of Seller Property Representation) and Section 10.2(k) (Exhibit J) shall not exceed $40,000,000;

(ii) under Section 10.2(b) (Inaccuracy of Seller Entity Representation) or Section 10.3(a)(i) (Inaccuracy of Representations and Warranties of the Purchaser Parties), respectively, shall not exceed $150,000,000,

(iii) under Section 10.2(a) (Inaccuracy of Seller Property Representation), Exhibit J, Section 10.2(b) (Inaccuracy of Seller Entity Representation), Section 10.2(c) (Inaccuracy of Special Seller Representation), Section 10.2(d) (Breach of Covenants by Seller), Section 10.2(i) (Payment of Taxes), Section 10.3(a)(i) (Inaccuracy of Representations and Warranties of the Purchaser Parties), Section 10.3(a)(ii) (Inaccuracy of Special Purchaser Representation), and Section 10.3(a)(iii) (Breach of Covenants by the Purchaser Parties), collectively, shall not exceed the Estimated Purchase Price as adjusted pursuant to Section 1.7; and

(iv) under Section 10.2(e) (Indenture Indebtedness), Section 10.2(f) (Claims by Outside Partners), Section 10.2(g) (Payments under Tax Protection Agreements), Section 10.2(h) (California Litigation), Section 10.2(j) (Liability under a Plan), Section 10.3(a)(iv) (Title Affidavit), Section 10.3(b) (Conduct of Self Storage Business; Liability for Offer Documents; and Litigation) and Section10.3(c) (Failure to Obtain Certain Consents), respectively, shall not be subject to any limits.

(d) Limit on Time for Assertion of Claims. Neither Seller nor the Purchaser Parties and Investor B shall have any obligation or liability pursuant to Section 10.2 or Section 10.3, respectively, for any breach of any representation or warranty unless notice of a claim asserting such breach shall have been given in accordance with Section 10.5 prior to the termination of the survival period applicable to such representation or warranty as set forth in Section 10.1. Neither Seller nor the Purchaser Parties and Investor B shall have any obligation or liability pursuant to Section 10.2 or Section 10.3(a)(i), (ii) or (iii), respectively, for any breach of any covenant contained in this Agreement that occurred prior to the Closing unless notice of a claim asserting such breach shall have been given in accordance with Section 10.5 on or before the date thirteen (13) months following the Closing Date.

(e) Other Limitations.

(i) Neither Seller nor the Purchaser Parties and Investor B shall have any obligation or liability under Section 10.2 or Section 10.3, as applicable, with respect to any Losses that are (x) caused by the actions of any Indemnitee (except that this clause (x) shall not affect the liability of Purchaser A and Investor A under Section 10.3(a)(iv), (y) exacerbated by any Indemnitee to the extent of the exacerbation or (z) recovered by any Indemnitee from any third party (including insurers). If the amount of any Losses suffered by any Indemnitee is reduced, at any time subsequent to any payment in respect thereof by an Indemnifying Party pursuant to Section 10.2 or Section 10.3, as applicable, by recovery from any other third party (including any insurer), an amount equal to the amount of such reduction (not to exceed, in any event, the amount so previously paid in respect thereof by the Indemnifying Party) shall promptly be repaid by the Indemnitee to the Indemnifying Party.

(ii) No amount of indemnity claim shall be payable under this Article X with respect to any Loss that was previously taken into account in calculating the amount of Closing Net Assets or any Price Adjustment made pursuant hereto.

(iii) If any fact, circumstance or condition forming a basis for any Claim for indemnification under Section 10.2 or Section 10.3 shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other claim for indemnification under Section 10.2 or Section 10.3, there shall be no duplication in the calculation of the amount of the Losses.

(iv) If any fact, circumstance or condition forming a basis for any Claim for indemnification under Section 10.2 or Section 10.3 shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other claim for indemnification under Section 10.2 or Section 10.3, respectively, arising from the breach of a covenant occurring prior to the Closing, such claim for indemnification shall be treated as a claim arising under Section 10.2 or Section 10.3, as applicable, and be subject to the limitations applicable to such claims.

(v) If any fact, circumstance or condition forming a basis for any Claim for indemnification for a breach any of the Seller Entity Representations set forth in Section 3.6 (Financial Statements), Section 3.7 (Absence of Undisclosed Liabilities and Material Adverse Change) and Section 3.22 (Affiliate Transactions) also forms a basis for any Claim for indemnification for a breach of a Seller Property Representation, then such fact, circumstance or condition shall be treated as forming a basis for a Claim for breach of Seller Property Representation to the extent of such fact, circumstance or condition.

(vi) Notwithstanding anything in this Article X to the contrary, the indemnification provided in Section 10.2(l) shall be subject only to the limitations and procedures set forth in Section 5.10(c).

XI. GENERAL PROVISIONS

11.1 Amendment. This Agreement may be amended by all of the parties hereto in writing at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

11.2 Extension; Waiver. At any time prior to the Closing Date, Seller and Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other party if requested by the other party, (b) waive any inaccuracies in the representations and warranties of any party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of any party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

11.3 Purchaser Representative. Investor A (or its successors or assigns) is hereby authorized and appointed to act for and on behalf of any or all Purchaser Parties and Investor B (together with such successors or assigns, the “Purchaser Representative”) in connection with the Transactions or this Agreement, including any assertion of any and all Claims for satisfaction of a loss by a Purchaser Indemnitee pursuant to the terms of this Agreement and all actions and determinations in connection therewith. The Purchaser Parties and Investor B hereby agree that Seller shall be entitled to deliver notices solely to the Purchaser Representative and that Seller shall only be required to respond to notices received from, elections made by or Claims asserted by the Purchaser Representative on behalf of the various Purchaser Parties, Investor B and Purchaser Indemnitees. Seller may rely upon the authority of the Purchaser Representative to act on behalf of the Purchaser Parties, Investor B and Purchaser Indemnitees without any inquiry.

11.4 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by fax (providing confirmation of transmission) at the following addresses or fax numbers (or at such other address or fax number for a party as will be specified by like notice):

if to Seller, to:

Security Capital Self Storage Incorporated

c/o GE Commercial Finance – Real Estate

292 Long Ridge Road

Stamford, Connecticut 06927

Attention: President, North America Equity/SUSA

Telecopy: 203/357-4054

with copies (which shall not constitute notice) to:

Security Capital Self Storage Incorporated

c/o GE Commercial Finance – Real Estate

292 Long Ridge Road

Stamford, Connecticut 06927

Attention: Legal Operation/SUSA

Telecopy: 203/357-6768

and

Hogan & Hartson L.L.P.

555 13th Street, N.W.

Washington, D.C. 20004

Attention: J. Warren Gorrell, Jr.

Telecopy: (202) 637-5910

if to Purchaser A and Investor A to:

Extra Space Storage, Inc.

2795 E. Cottonwood Parkway

Suite 400

Salt Lake City, Utah 84121

Attention: Kenneth Woolley

Telecopy: 801/562-5579

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attention: Jay Bernstein and Karl A. Roessner

Telecopy: (212) 878-8375

if to Purchasers (other than Purchaser A) and Investor B to:

The Prudential Insurance Company of America

8 Campus Drive

Parsippany, New Jersey 07054

Attention: Jim Walker

Telecopy: 973/683-1752

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Minta E. Kay, Esq.

Telecopy: (617) 227-8591

All notices will be deemed given only when actually received.

11.5 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule such reference will be to a Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which such party or its counsel participated in the drafting thereof or by any reason of the extent to which such provision is consistent with any prior draft hereof.

11.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature.

11.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Schedules and Exhibits attached hereto and the documents and instruments delivered and to be delivered hereunder constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain if full force and effect in all respects, except to the extent modified by the provisions of Section 5.4. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto, the Persons entitled to indemnification hereunder, and in each case their respective successors, heirs, legal representatives and permitted assigns.

11.8 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable conflicts of law principles thereof.

11.9 Assignment; Binding Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor any of the rights, interests or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Notwithstanding the foregoing, Purchaser shall have the right to designate one or more Affiliates to take title to any or all of the Purchased Interests or Properties by notice to Seller given at least ten (10) Business Days prior to Closing; provided that there is no increase in the costs borne by Seller under Section 11.12, and provided further that no such assignment shall release the Purchaser Parties and Investor B from their obligations hereunder, and provided further that no additional third party consents shall be required.

11.10 Enforcement.

(a) Injunctive Relief and Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Jurisdiction. Each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal or state court sitting in Manhattan, New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

(c) Right to Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) Notwithstanding anything to the contrary set forth in this Agreement, Seller, Investor B and the Purchaser Parties shall comply with the provisions of this Section 11.10(d) prior to filing or commencing any action or proceeding against the other parties arising out of, or relating to, this Agreement, any related agreement or the transactions contemplated hereby or thereby. Seller, Investor B or the Purchaser Parties, as the case may be, shall deliver a written notice (a “Litigation Notice”) to the other parties stating its intention to commence such action or proceeding and setting forth in reasonable detail the material disputed issues that would be the subject matter of such proposed action or proceeding. For a period of ninety (90) calendar days after receipt by the Purchaser Parties, Investor B or Seller, as the case may be, of a Litigation Notice, (i) neither of Seller, Investor B or the Purchaser Parties shall file or commence (of cause any other Person to file or commence) any action or proceeding against the other parties with respect to the disputed issues that are the subject of the Litigation Notice, except that any party may file or commence any action or proceeding against any other party with respect to such disputed issue if the relevant statute of limitations would otherwise expire during such ninety (90) day period if such action or proceeding was not filed or commenced; (ii) Seller, Investor B and the Purchaser Parties shall each make reasonably available from time to time to discuss the subject matter of the Litigation Notice (A) one or more of its officers, (B) at least one member of its in-house or outside legal counsel and (C) such other employees or representatives as the other parties may reasonably request; and (iii) Seller, Investor B and the Purchaser Parties shall cooperate in good faith to resolve the disputed issues that are the subject-matter of the Litigation Notice prior to the expiration of such ninety (90) day period.

11.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

11.12 Expenses. Except as provided in this Section 11.12, each party will bear its own costs and expenses related to negotiation and execution of this Agreement, and obtaining third party consents to the performance of that party’s obligations under this Agreement (it being acknowledged that the costs obtaining third party consents shall be equally shared by Seller, on the one hand, and the Purchaser Parties and Investor B, on the other hand, but excluding the parties’ attorney fees which shall be borne by each party incurring such fees). Investor A will be responsible for all fees and costs of UBS Securities LLC and any other financial advisor to the Purchaser Parties, and Seller will be responsible for the fees and costs of Deloitte & Touche LLP and any other financial advisor to Seller. The Purchaser Parties and Investor B (with respect to Purchaser B, Purchaser C, Purchaser D, Purchaser E and Purchaser F only) will be responsible for all of their own diligence costs and inspection fees, including the costs of environmental and engineering reviews and audits, appraisals, accounting and other financial reviews. The Purchaser Parties and Investor B (with respect to Purchaser B, Purchaser C, Purchaser D, Purchaser E and Purchaser F only) will be severally responsible for any reasonable fees, costs and expenses paid to lenders and their counsel in obtaining consents for any debt assumptions, modifications or waiver related to the Existing Loans and any required ratings confirmations. The Purchaser Parties and Investor B (with respect to Purchaser B, Purchaser C, Purchaser D, Purchaser E and Purchaser F only) will be responsible for prepayment penalties, bank fees and other associated costs to prepay Existing Loans if Purchaser elects to require any entity in the SUSA Group to prepay any Existing Loans. The Purchaser Parties and Investor B (with respect to Purchaser B, Purchaser C, Purchaser D, Purchaser E and Purchaser F only) will be responsible for any premiums and other charges and fees including, if applicable, any cancellation fees, for the Title Commitments, any title policies, any UCC or other searches, any surveys and for any lender’s policy of title insurance. Seller, on the one hand, and the Purchaser Parties and Investor B, on the other hand, will each be responsible for one-half of any transfer taxes and recording fees incurred in connection with the Transactions. Seller will have no responsibility for obtaining or paying for any Surveys or Title Commitments.

11.13 Joint and Several Liability; Joint Action; Investor B Guaranty.

(a) Except as otherwise provided in Section 9.3(b) or elsewhere in this Agreement, each of Purchaser, Investor A and Investor B shall be severally and not jointly liable for their respective obligations under this Agreement. Any termination of this Agreement pursuant to Article IX shall be effective only if it is jointly signed by each Purchaser Party and Investor B.

(b) Investor B hereby irrevocably and unconditionally guarantees the full, prompt and complete payment and performance by Purchaser B, Purchaser C, Purchaser D and Purchaser E of all obligations of Purchaser B, Purchaser C, Purchaser D and Purchaser E due and owing to Seller under Section 1.6, Section 1.7(f), Section 2.1, Section 2.2, Section 5.2 and Section 5.3 and Article X of this Agreement.

(c) Except as otherwise expressly provided in Article IV and Section 11.13(b), Investor B shall have no liability under this Agreement of any nature whatsoever.

11.14 Further Assurances. The parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance (including conveyance of all of parcels of land associated with each of the Properties to the extent not otherwise directly or indirectly conveyed in connection with the Closing) and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement.

11.15 Arbitration.

(a) Any dispute, controversy, or claim arising out of or relating to this Agreement that specifically requires arbitration hereunder or as to which all of the parties involved agree should be referred to an arbitration for resolution (each a “Dispute”), shall be finally settled under the Commercial Arbitration Rules of the AAA (or any similar successor rules thereto) as are in force on the date when a notice of arbitration is received.

(b) The party seeking to initiate an arbitration proceeding shall deliver to the other parties a notice (the “Pre-Arbitration Notice”) which states the matter(s) in Dispute. The parties shall attempt to negotiate a resolution of such Dispute in good faith for a period of thirty (30) days following the receipt of the Pre-Arbitration Notice by all other parties (but the Closing Date shall not be extended for such purpose). If the parties are unable to negotiate a resolution by the end of the thirty (30) day period, any of the parties shall submit the Dispute for binding arbitration in the manner set out in this Section 11.15.

(c) The AAA shall propose arbitrator(s) that are, to the extent reasonably possible, experts in the subject matter of the Dispute. The number of arbitrators shall be three (3) unless all parties to the arbitration agree to one (1). The AAA shall provide, upon a party’s request a list of ten (10) proposed arbitrators, and each party to the arbitration shall be permitted to strike up to four (4) names of proposed arbitrators from such list. If following such strikes there are not at least three (3) names (or not at least (1) name, if the parties have agreed that the arbitral tribunal shall consist of one (1) arbitrator) remaining on the list to attempt to seat an arbitration panel, then the AAA shall provide an additional list of (10) proposed arbitrators, and each party to the arbitration shall once again be permitted to strike up to four (4) names of proposed arbitrators from such additional list. The foregoing process shall be repeated until the list or lists contain at least three (3) names (or at least one (1) name, as applicable) of proposed arbitrator(s) from which to seat the required arbitration panel (or the single arbitrator, as applicable). Promptly thereafter, the parties to the arbitration shall negotiate in good faith for up to ten (10) days to mutually select the arbitration panel and the chairperson of such panel. If at the end of such 10-day period such parties have been unable to agree on the arbitration panel or on the chairperson of such panel (or the single arbitrator, as applicable), then the AAA shall, in accordance with its Commercial Arbitration Rules, select same from such remaining names on such proposed list or lists. The arbitration proceedings shall be conducted in New York, New York.

(d) The decision of the arbitral tribunal shall be final and binding upon the parties, and such decision shall be enforceable through any courts having jurisdiction. The arbitral tribunal shall be bound by the provisions of this Agreement and shall have no authority to add to, subtract from or otherwise modify such provisions. The arbitral tribunal may, however, interpret the provisions of this Agreement provided that such interpretation is made in a manner consistent with this Section 11.15. The arbitral tribunal shall have the right to award or include in their award any relief they deem proper in the circumstances except for any such relief that is specifically excluded or limited by the other provisions of this Agreement. The costs and expenses of arbitration shall be allocated and paid by the parties as determined by the arbitral tribunal.

(e) The arbitral tribunal shall have the authority to make such orders granting interim or provisional relief during the pendency of the arbitration as it deems just and equitable. Any such order shall be without prejudice to the final determination of the controversy.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

SECURITY CAPITAL SELF STORAGE INCORPORATED

By:
Name:
Title:

EXTRA SPACE STORAGE LLC

By:
Name:
Title:

EXTRA SPACE STORAGE LP

By:	ESS Holdings Business Trust I

By:
Name:
Title:

[Signatures continue on the following page]

Signature Page to Purchase Agreement

PRISA SELF STORAGE LLC

By:	The Prudential Insurance Company of America, its Member

By:
Name:
	Title:	Authorized Representative

PRISA II SELF STORAGE LLC

By:	The Prudential Insurance Company of America, its Member

By:
Name:
	Title:	Authorized Representative

PRISA III SELF STORAGE LLC

By:	The Prudential Insurance Company of America, its Member

By:
Name:
	Title:	Authorized Representative

VRS SELF STORAGE LLC

By:	The Prudential Insurance Company of America, its Member

By:
Name:
	Title:	Authorized Representative

[Signatures continue on the following page]

Signature Page to Purchase Agreement

WCOT SELF STORAGE LLC

By:	The Prudential Insurance Company of America, its Member

By:
Name:
	Title:	Authorized Representative

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Name:
Title

Signature Page to Purchase Agreement

DEFINITIONS

Certain Definitions. As used in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

“AAA” means the American Arbitration Association or its successor entity.

“Accountants” shall have the meaning set forth in Section 1.7(d).

“action” means any action, suit, claim, administrative or other proceeding, charge, grievance, dispute, assertion, arbitration or investigation by any Person.

“Adjustment Time” means 11:59 p.m. Eastern Daylight Time on the calendar day immediately preceding the Closing Date.

“Adjusted Exchange Value” means the sum of (i) the Base Exchange Value plus (ii) an amount equal to the SUSA Adjustment Amount divided by the Adjusted SUSA Units.

“Adjusted SUSA Units” means the sum of (i) the Base SUSA Units plus (ii) an amount equal to (x) the sum of the SUSA Public Debt Value plus $65,000,000 (representing the liquidation preference of the Series A Preferred Units of SUSA) divided by (y) the Base Exchange Value.

“Adjustment Amount” means, with respect to any Property or other material asset of the Core Subsidiaries, the amount equal the net operating income (without taking into account any costs to manage) with respect to such Property or other asset for the year ended December 31, 2004, as provided to the Purchaser Parties by Seller, divided by 0.0741; provided that, for the Properties set forth on Schedule 5.1(f)(i), the Adjustment Amount shall equal the amount set forth on Schedule 5.1(f)(i) for such Property.

“Adjustment Factor” shall have the meaning set forth in Section 1.3(a).

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and provided, further, that an Affiliate of any Person shall also include (i) any Person that directly or indirectly owns more than ten percent (10%) of any class of capital stock or other equity interest of such Person and (ii) any officer, director, trustee or beneficiary of such Person.

“Agreement” means this Purchase Agreement by and among the Purchaser Parties, Investor B and Seller.

“Alternative Transaction” has the meaning set forth in Section 5.4.

“Applicable Rate” means a rate per annum equal to the “prime rate” as set forth from time to time in The Wall Street Journal “Money Rates” column.

“Average Closing Price” shall have the meaning set forth in Section 1.3(a).

“Balance Sheet Principles” mean the accounting principles, methodologies, policies and practices set forth on Exhibit G hereto.

“bankruptcy” means the commencement of any proceeding under any applicable bankruptcy, reorganization, liquidation, insolvency, creditor’s rights, or similar law now or hereafter in effect or commencement of a proceeding in which a receiver, liquidator or trustee is sought to be appointed.

“Base Exchange Value” means an amount equal to (i) (x) the SUSA Allocated Value minus (y) the SUSA Public Debt Value minus (z) $65,000,000 (representing the liquidation preference of the Series A Preferred Units of SUSA) divided by (ii) the Base SUSA Units.

“Base SUSA Units” means the total number of common units held by the limited partners and the general partner of SUSA as of the date on which the LP Offer is mailed.

“Baseline Balance Sheet” means the unaudited combined statement of selected assets and liabilities of the Seller Group as of September 30, 2004 attached hereto as Exhibit F.

“Building Leases” “shall have the meaning set forth in Section 3.5(h).

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or obligated to close.

“California Litigation” shall mean Fausto Esquivel v. GE Capital Real Estate d/b/a Storage USA, filed in Orange County, California Superior Court.

“Cash-Out Consideration” shall have the meaning set forth in Section 1.3(a).

“Claims” shall have the meaning set forth in Section 5.15.

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Date” shall have the meaning set forth in Section 8.1.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 1.7(b).

“Closing Net Assets” shall mean Net Assets as of the Adjustment Time.

“Closing Net Assets Statement” shall have the meaning set forth in Section 1.7(b).

“Code” shall have the meaning set forth in Section 5.7.

“Confidential Private Offering Memorandum” shall have the meaning set forth in Section 1.3(c).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.5.

“Consideration Election Form” shall have the meaning set forth in Section 1.3(g).

“Continuing Loan Guaranty” shall have the meaning set forth in Section 5.2.

“Contract” shall mean any loan or credit agreement, note, bond, mortgage, indenture, lease, management or other agreement (excluding any License or Permit).

“Contribution Transaction” shall have the meaning set forth in Recital C.

“Core Joint Ventures” shall mean each of Storage Portfolio I, LLC, Storage Portfolio I Texas LLC, Storage Portfolio I Texas LP, SUSA Member Bravo II, LLC and Storage Portfolio Bravo II, LLC.

“Core Property” shall mean a Property owned or leased directly by a Core Subsidiary.

“Core Subsidiary” shall mean each of the Majority Subsidiaries and the Core Joint Ventures.

“De Minimis Matter” shall have the meaning set forth in Section 10.6(a).

“Diminution in Value” shall have the meaning set forth in Section 2.3(b).

“Distribution Transaction” shall have the meaning set forth in Recital C.

“Dropped Property” shall have the meaning set forth in Section 6.1

“Due Diligence” shall have the meaning set forth in Section 2.1(a).

“Eligible Outside Partner” shall have the meaning set forth in Section 1.3(a).

“Employees” shall have the meaning set forth in Section 5.8(a).

“Entity Level Tax” shall have the meaning set forth in Section 5.11(b)(i).

“Environmental Law” means all applicable federal, state and local statutes, regulations, directives, ordinances, rules, guidelines, court orders, judicial or administrative decrees, arbitration awards and the common law, in existence on or before the date hereof, which pertain to the environment, soil, water, air, or flora and fauna, as such have been amended, modified or supplemented as of the date hereof (including all amendments thereto and reauthorizations thereof). Environmental Laws include, without limitation, those Laws in existence on or before the date hereof relating to: (i) the manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; (ii) air, soil, surface, subsurface, groundwater or noise pollution; (iii) Releases; (iv) protection of endangered species, wetlands or natural resources; (v) the operation and closure of underground storage tanks; (vi) health and safety of employees and other persons; and (vii) notification and reporting requirements relating to the foregoing. Without limiting the above, Environmental Laws also include the following as they existed on or before the date hereof: (i) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), as amended (“CERCLA”); (ii) the

Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended; (vi) the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), as amended, to the extent it governs exposure to Hazardous Materials; (vii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to (including counterparts of) any of the statutes listed above; and (viii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing any of the above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Net Assets Statement” shall have the meaning set forth in Section 1.7.

“Estimated Net Assets” shall have the meaning set forth in Section 1.7.

“Estimated Purchase Price” shall have the meaning set forth in Section 1.5(b).

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended.

“Exchange Offer” shall have the meaning set forth in Section 1.3(a).

“Existing Environmental Reports” shall have the meaning set forth in Section 3.14.

“Existing Loan Documents” shall have the meaning set forth in Section 3.16(a).

“Existing Loans” shall have the meaning set forth in Section 3.16(a).

“Existing Policy” or “Existing Policies” shall have the meaning set forth in Section 2.3(a).

“Existing Survey” or “Existing Surveys” shall have the meaning set forth in Section 2.3(a).

“Franchise Agreements” shall have the meaning set forth in Section 3.15(a)(ix).

“Franchise Loans” shall have the meaning set forth in Section 3.16(c).

“Franchise Loan Documents” shall have the meaning set forth in Section 3.16(c).

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” shall have the meaning set forth in Section 3.2(b).

“Ground Leases” shall have the meaning set forth in Section 3.5(h).

“Guarantee Agreement” shall have the meaning set forth in Section 1.3(g).

“Guarantor” shall have the meaning set forth in Section 5.2.

“Hazardous Materials” means substances, wastes, radiation or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (ii) which are listed, regulated or defined under any Environmental Law, and shall include “hazardous wastes,” “hazardous substances,” hazardous materials, “ “pollutants,” “contaminants,” “toxic substances,” “radioactive materials” or “solid wastes,” (iii) the presence of which on property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the property or to adjacent properties, or (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof).

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations.

“Improvements” means all of the buildings, structures, fixtures, facilities, installations and other improvements, of every kind and description now or hereafter located on the Properties, including any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, security devices, signs and light fixtures.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured) but not including trade payables incurred in the ordinary course of business, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (h) all guarantees by such Person of the Indebtedness of any other Person.

“Indemnifying Party” shall have the meaning set forth in Section 10.5(a).

“Indemnitee” shall have the meaning set forth in Section 10.5(a).

“Initial Objection Date” shall have the meaning set forth in Section 2.3(b).

“Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) any applications for and registrations of such patents, trademarks, service marks, trade names, domain names and copyrights and designs, and (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications (except for computer software programs and applications that are commercially available on a general basis at a cost that does not exceed $50,000 in any one case or $100,000 giving effect to multiple licenses to the same program).

“Interest” shall mean the stock, partnership or limited liability company membership interest held by Seller or by any Subsidiary in any other Subsidiary.

“Investor A” shall have the meaning set forth in the Preamble.

“Investor B” shall have the meaning set forth in the Preamble.

“Knowledge of Seller” shall have the meaning set forth in Section 3.23.

“Laws” shall have the meaning set forth in Section 3.2(a).

“Leases” shall mean all leases, tenancy and occupancy agreements with respect to any of the Properties or any portion thereof.

“Licenses and Permits” shall mean, collectively, all licenses, registrations, franchises, permits, concessions, orders, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Properties or the Self Storage Business, together with all renewals and modifications thereof.

“Liens” means liens, charges, claims, security interests, pledges, rights of first refusal, restrictions and other encumbrances.

“Litigation Notice” shall have the meaning set forth in Section 11.10(d).

“Losses” means all losses, liabilities, obligations, costs (including any costs incurred to enforce the terms of this Agreement), damages (excluding indirect damages or consequential damages) and expenses (including the cost of investigation and defense and reasonable attorneys’ fees), whether involving a Third Party Claim or claim solely between the parties hereto.

“LP Offer” shall have the meaning set forth in Section 1.3(a).

“Majority Subsidiary” means SUSA and any other entity in which a Seller Controlled Entity directly owns more than 50% of the Interests.

“Mandatory Removal Exceptions” shall have the meaning set forth in Section 2.3(f).

“Material Contracts” shall have the meaning set forth in Section 3.15(a).

“Material Title Exceptions” shall have the meaning set forth in Section 2.3(b).

“Minority Subsidiary” means any entity in which any Seller Controlled Entity directly owns 50% or less of the Interests.

“Multiemployer Plan” shall have the meaning set forth in Section 3.12(e).

“Net Assets” shall mean (x) the sum of the following current assets: Cash and Cash Equivalents, Construction in Progress, Land Held for Development, Franchise Loans, Equity Investments in Franchise Assets, Deposits, Prepaid Expenses, Inventory (Lock & Pack), Receivables — Owned Properties, Receivables — Franchise/JV Assets, and Other Receivables, minus (y) the sum of the following current liabilities: Notes Payable, Capital Leases, Accounts Payable, Property Taxes Payable, Deferred Revenue, and Accrued Interest Payable, all determined as of the applicable date in accordance with GAAP and the Balance Sheet Principles applied on a consistent basis.

“New SUSA” shall have the meaning set forth in Recital C.

“New SUSA Plans” shall have the meaning set forth in Section 3.12(a).

“Non-Core Subsidiary” or “Non-Core Subsidiaries” means all Subsidiaries excluding Core Subsidiaries.

“Non-Core Property” or “Non-Core Properties” means all Properties excluding Core Properties.

“Non-Self Storage Leases” shall have the meaning set forth in Section 3.5(f).

“Non-Wholly Owned Core Subsidiaries” shall mean Core Subsidiaries other than Core Subsidiaries that are, directly or indirectly, wholly owned by (i) Seller, (ii) SUSA, or (iii) Seller and SUSA.

“Objection Date” shall have the meaning set forth in Section 2.3(b).

“Offer Documents” shall have the meaning set forth in Section 1.3(c).

“Offer Expiration Time” shall have the meaning set forth in Section 1.3(h).

“OP Unit” shall have the meaning set forth in Section 1.3(a).

“Organizational Documents” shall mean as to any Person, its (i) certificate or articles of incorporation, or similar corporate charter or other instruments of organization; (ii) articles of association, by-laws or other similar instruments; and (iii) shareholder agreements, limited partnership agreements, limited liability company agreements or operating agreements and other similar governing corporate documents, including all documents relating to (x) the rights of the Outside Partners and (y) the obligations of any entity in the SUSA Group with respect to the Outside Partners.

“Outside Date” shall have the meaning set forth in Section 9.1(c).

“Outside Partners” shall mean as to any Subsidiary the shareholders, members or partners thereof other than any Seller Controlled Entity.

“Parent Guaranty” shall mean the guaranty of the performance of the Seller’s obligations under this Agreement provided by General Electric Capital Corporation, in substantially the form attached hereto as Exhibit E.

“Permitted Encumbrances” shall have the meaning set forth in Section 2.3(c).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Post-Closing Tax Period” shall have the meaning set forth in Section 5.11(a).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 5.11(b)(ii).

“Price Adjustment” shall have the meaning set forth in Section 1.5(b).

“Prior Period Insured Claims” shall have the meaning set forth in Section 5.10(c).

“PRISA II” shall have the meaning set forth in Section 3.12(h).

“PRISA II 10% Plan” shall mean the Virginia Supplemental Retirement System.

“PRISA III” shall have the meaning set forth in Section 3.12(h).

“PRISA III 10% Plans” shall mean (i) the General Board of Pension and Health Benefits of the United Methodists Church incorporated in Missouri as trustee of certain benefit and pension plans of the United Methodists Church, (ii) STA-ILA of Baltimore Pension Fund, and (iii) the New York State Teachers’ Retirement System.

“Property” or “Properties” shall have the meaning set forth in Recital A.

“Purchase Offer” shall have the meaning set forth in Section 1.3(a).

“Purchase Rights” shall have the meaning set forth in Section 3.17.

“Purchased Entity” shall have the meaning set forth in Recital B.

“Purchased Interests” shall have the meaning set forth in Recital B.

“Purchased Interest Assignment and Assumption Agreement” shall have the meaning set forth in Section 8.5(a)(ii).

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Indemnitees” shall have the meaning set forth in Section 10.2.

“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 8.3(a).

“Purchaser Parties” shall have the meaning set forth in the Preamble.

“Purchaser Representative” shall have the meaning set forth in Section 11.3.

“Recent Balance Sheet” shall have the meaning set forth in Section 3.6.

“Registration Rights Agreement” shall have the meaning set forth in Section 1.3(b).

“Reorganization Agreement” shall have the meaning set forth in Recital C.

“Representatives” shall have the meaning set forth in Section 2.1(b).

“Restore” shall mean (i) with respect to any casualty, the restoration of the affected property to substantially the same condition of such Property as existed immediately prior to such casualty and (ii) with respect to any condemnation of less than an entire Property, the repairs and alterations reasonably required solely as a result of such condemnation.

“Restraint” or “Restraints” shall have the meaning set forth in Section 8.2(c).

“Restructuring” shall have the meaning set forth in Recital C.

“Securities Act” shall have the meaning set forth in Section 1.3(a).

“Self Storage Business” shall have the meaning set forth in Recital A.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Controlled Group” shall mean Seller and each Majority Subsidiary.

“Seller Controlled Entity” shall mean any entity in the Seller Controlled Group.

“Seller Core Group” shall mean Seller and each Core Subsidiary.

“Seller Entity Representation” shall mean representations, warranties and/or covenants set forth in Section 3.1 (Organization, Power and Authority of Seller), Section 3.3(b) through (d) (Subsidiaries), Section 3.5(a) (Ownership of Properties by Subsidiaries), Section 3.6 (Financial Statements), Section 3.7 (Absence of Undisclosed Liabilities and Material Adverse Change), Section 3.8 (Books and Records), Section 3.9 (Litigation), Section 3.11 (Labor Matters) and Section 3.22 (Affiliate Transactions).

“Seller Group” shall mean Seller and each Subsidiary.

“Seller Group Entity” shall mean any entity in the Seller Group.

“Seller Indemnitees” shall have the meaning set forth in Section 10.3.

“Seller Material Adverse Effect” shall have the meaning set forth in Section 8.4(c).

“Seller Objection” shall have the meaning set forth in Section 1.7(c).

“Seller Objection Notice” shall have the meaning set forth in Section 1.7(c).

“Seller Persons” shall mean Seller, its Subsidiaries and Affiliates, each direct or indirect principal, partner, member, manager, trustee, director, shareholder, controlling person, Affiliate, officer, attorney, employee, agent or broker of any of them, and any of their respective heirs, successors, personal representatives and assignees.

“Seller Property Representation” shall mean representations, warranties and/or covenants set forth in Section 3.2 (Noncontravention; Consents), Section 3.5(b) though (j) (Ownership of Properties), Section 3.13 (No Condemnation), Section 3.14 (Environmental Matters), Section 3.15 (Material Contracts), Section 3.16 (Existing Loans), Section 3.17 (No Purchase Rights), Section 3.19 (Intellectual Property), Section 3.20 (Insurance), and Section 3.21 (Compliance with Restrictions).

“Seller Review Period” shall have the meaning set forth in Section 1.7(c).

“Space Leases” shall have the meaning set forth in Section 3.5(h).

“Special Purchaser Representations” shall have the meaning set forth in Section 10.1.

“Special Seller Representations” shall have the meaning set forth in Section 10.1.

“Straddle Period” shall have the meaning set forth in Section 5.11(b)(i).

“Subsidiary” means any Majority Subsidiary or Minority Subsidiary.

“SUSA” shall mean SUSA Partnership, L.P., a Tennessee limited partnership.

“SUSA Adjustment Amount” means the sum of all Price Adjustments (or portions thereof) attributable to the assets and liabilities of SUSA immediately prior to the consummation of the Contribution Transaction.

“SUSA Allocated Value” means $2,014,877,716.

“SUSA Group” shall mean Seller Group excluding Seller.

“SUSA Group Entities” shall mean any entity in the SUSA Group.

“SUSA Public Debt Value” means the estimated aggregate fair market value, as of the date 5 Business Days before the date on which the LP Offer is mailed (the “determination date”), of all notes issued by SUSA and outstanding under the Indenture referred to in Section 10.2(e), as determined in good faith by Seller, based on the present value of all future payments of principal and interest, as of such mailing date, using a discount rate equal to the estimated yield to maturity for unsecured debt issued by corporate issuers with credit ratings comparable to the estimated credit rating of SUSA with maturities comparable to the maturities of each outstanding series of SUSA notes based on the most recently available interest rate data available as of the determination date referred to above.

“Surveys” shall have the meaning set forth in Section 2.3(a).

“Target Amount” shall mean $57,400,000, plus any credit as contemplated by Section 7.2.

“Tax” or “Taxes” shall have the meaning set forth in Section 3.10(a).

“Tax Protection Agreements” shall have the meaning set forth in Section 3.15(d).

“Tax Return” or “Tax Returns” shall have the meaning set forth in Section 3.10(a).

“Tenants” means all persons or entities occupying or entitled to possession or use of any portion of any Property pursuant to a Lease.

“Third Party Claim” shall have the meaning set forth in Section 10.5(b).

“Title Affidavit” shall have the meaning set forth in Section 2.3(b).

“Title Commitments” shall have the meaning set forth in Section 2.3(a).

“Title Company” shall have the meaning set forth in Section 2.3(a).

“Trading Day” shall have the meaning set forth in Section 1.3(a).

“Transaction Information Statement” shall have the meaning set forth in Section 1.3(c).

“Transactions” shall have the meaning set forth in Section 3.1.

“Transfer” shall have the meaning set forth in Section 1.4.

“Transitional Services Agreement” shall have the meaning set forth in Section 5.9(a).

“Unadjusted Purchase Price” shall have the meaning set forth in Section 1.5(a).